As filed with the Securities and Exchange Commission on October 4, 2024

Registration No. 333-282273

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M2i GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	5050	37-1904036
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

885 Tahoe Blvd.

Incline Village, NV 89451

(775) 909-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Doug Cole

M2i Global, Inc.

885 Tahoe Blvd.

Incline Village, NV 89451

(775) 909-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darrin M. Ocasio, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas

New York, NY 10036

Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging Growth Company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion.	Dated October 4, 2024.

PRELIMINARY PROSPECTUS

38,837,500 SHARES OF COMMON STOCK

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 38,837,500 shares of common stock (the “Common Stock”) issued or issuable to such selling stockholders.

We will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. Please see the section entitled “Plan of Distribution” on page 50 of this prospectus for more information. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 48 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Our Common Stock is quoted on the OTCQB under the symbol “MTWO”. On September 19, 2024, the price of the last trade of our Common Stock as quoted on the OTCQB was $0.18 per share. As of the date of this prospectus, our Common Stock is subject to only limited quotation on the OTCQB, and it is not otherwise regularly quoted on any other over-the-counter market. Until such time as our Common Stock is so quoted, the shares of Common Stock covered by this prospectus will be sold by the selling stockholders from time to time at a fixed price of $0.10 per share. If and when our Common Stock is regularly quoted on an over-the-counter market or on a national securities exchange, the selling stockholders may sell their respective shares of Common Stock, from time to time, at prevailing market pricing or in privately negotiated transactions.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. You should carefully read the “Risk Factors” beginning on page 8 of this prospectus before investing.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any other regulatory commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus October 4, 2024.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our Common Stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus outside the United States.

As used in this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” the “Company,” “M2i,” and “our Company” refer to M2i Global, Inc., a Nevada corporation, and its subsidiaries.

Unless otherwise specified, all dollar amounts are expressed in United States dollars. All references to “common stock” and “shares” refer to the common stock in our capital stock, unless otherwise indicated.

M2i Global, Inc., the M2i logo, and other trademarks or service marks of M2i appearing in this prospectus are the property of M2i or its subsidiaries. Trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of their respective holders.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the sections entitled “Risk Factors” beginning on page 8 and “Special Note Regarding Forward-Looking Statements” beginning on page 23.

Our Business

Our Vision

Our vision is to develop a world-class portfolio of critical minerals and materials projects. The diversity of our portfolio would provide an integrated solution to the challenges facing the critical minerals and materials industry.

The Global Energy Transition

Renewable energy is expected to overtake coal by 2025 as the world’s largest source of electricity (Source: “The Clean Energy Future is Arriving Faster Than You Think,” NY Times, August 12, 2023). The growth in renewable energy is exponential.

In the U.S., the Secretary of Energy pursuant to authority under the Energy Act of 2020 determines the list of critical minerals and materials. The final 2022 list of critical minerals includes the following 50 minerals: Aluminum, antimony, arsenic, barite, beryllium, bismuth, cerium, cesium, chromium, cobalt, dysprosium, erbium, europium, fluorspar, gadolinium, gallium, germanium, graphite, hafnium, holmium, indium, iridium, lanthanum, lithium, lutetium, magnesium, manganese, neodymium, nickel, niobium, palladium, platinum, praseodymium, rhodium, rubidium, ruthenium, samarium, scandium, tantalum, tellurium, terbium, thulium, tin, titanium, tungsten, vanadium, ytterbium, yttrium, zinc, and zirconium.

The vital market for critical minerals and metals is the enabling component of the vital transition of the energy market. The infrastructure requirement for clean energy is dependent on the availability of the raw materials that these minerals represent. The future of the nation’s economic security and our national defense industry is reliant on an uninterrupted supply chain of minerals and metals.

Nickel, lithium, cobalt, and graphite are used in batteries. Rare-earth minerals such as neodymium and samarium are essential to the magnets of wind turbines and electric motors. An unstable supply of these minerals threatens the continued growth of renewable energy.

The chart in figure 1 depicts the projected growth of the demand for specific minerals that provide the base material for the manufacturing of electrical vehicle and energy storage batteries. The growth rate for projected demand in 2050 is presented using 2020 as the base of comparison (Source: https://www.iea.org/reports/the-role-of-critical-minerals-in-clean-energy-transitions; The Role of Critical Minerals in Clean Energy Transitions”).

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Figure 1: Energy Storage Minerals

Predicted Growth Rate
Selected Minerals 2020-2050
45
40
35
30
25
20
15
10
5
0
42
25
21
19
7
Lithium
Graphite
Cobalt
Nickel
Rare earths

Many of these critical minerals are mined and processed in a small number of countries, as illustrated in the chart in Figure 2 (Source: “The global fight for critical minerals is costly and damaging,” Nature, July 19, 2023).

Figure 2: Sources of Minerals

The current dependence on foreign sources for critical materials supply flow and minerals processing must be addressed in the short and mid-term to create a stable supply chain of these materials to support both the national and economic security of the U.S. The table (Figure 3) depicts the current level of foreign sources for critical minerals by industry (Source: U.S. Department of the Interior U.S. Geological Survey, MINERAL COMMODITY SUMMARIES 2023).

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Figure 3: Critical Minerals List Associated with Key Industries

Our Organizational Chart

It is currently anticipated that M2i’s structure will be built upon three separate business units with standalone P&Ls to carry on the Company’s objectives. Each P&L will be led by a vice president, who will work with a management team focused on implementing and building each effort into a business line, taking advantage of federal and state incentives, and building its own profit and loss contributions to the overall organization. The vice presidents will report through the Chief Operations Officer to the president/chief executive officer of the Company. M2i will establish a finance department, staffed by a Director of Finance and Controller led fy the Chief Financial Officer to ensure the effective and efficient management of funds, and to implement appropriate accounting controls.

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Mining, Processing, & Refining

The primary business purpose of Mining, processing, and Refining (MPR) will be to develop and supply the U.S. sanctioned value chain of critical metals needed by the U.S. and its free trade partners. MPR will supply the 50 critical minerals and Rare Earth Elements (“REE”) as defined by the U.S. Geologic Survey 2022. These minerals will be sourced globally from mines adhering to ethical extraction principles and guidelines.

Strategic Alliances

The Company expects to enter several strategic alliances (“SAs”) to further its business objectives; namely through multiple mechanisms including asset acquisition and independent supply contracts. The SAs will likely be with companies that can expand our capability to extract minerals from existing mines, assist in implementing new mining projects, and develop and place into production new technologies and processes in extracting and processing minerals. Our efforts, and particularly our JVs, will be focused on delivering guaranteed access to critical minerals and metals for national defense and economic security.

Currently, we have entered into a strategic alliance (SA) with Reforme Group (“Reforme”), an Australian mining and recycling company (the “SA Agreement”) wherein Reforme and M2i will create an Australian proprietary limited company (“M2iAust”) to source and trade critical metals and strategic minerals. It is currently anticipated that M2i and Reforme Group will each be equal shareholders in M2iAust. It is currently anticipated that the SA Agreement will enable us to capitalize on Reforme’s expertise in critical minerals. Reforme is an innovative Australian mining services, infrastructure, recycling, and renewables company with specialized expertise in the development of green and brown field mining projects with the demonstrated capability in end-to-end management of mine operations, processing, logistics and off-take negotiations.

The SA will play a pivotal role in advancing the critical minerals supply chain and contributing to the global energy transformation. We expect that the SA will extract critical minerals from existing brownfield mines’ tailings utilizing a novel extraction technology and process developed by Reforme. Reforme’s technology includes mine remediation methods to return the site to a state that would satisfy government and community concerns. It is anticipated that Reforme will grant M2iAust a right of first refusal to enter into offtake agreements with Reforme or its related corporate bodies for any critical metals and strategic minerals extracted from mining tenements owned or controlled by Reforme. M2i will support the development of strategic resources by Reforme. Together, the companies will refer any third party off take opportunities in the Asia Pacific region for strategic resources to M2iAust. M2iAust will negotiate offtake agreements to secure offtake from Reforme and third parties for offtake which will be sold to M2i in subsequent offtake agreements. The JV has a term of 5 years unless agreed otherwise. By leveraging their combined expertise and resources, the partners intend to establish a more sustainable and efficient critical minerals ecosystem that fully aligns with the objectives outlined in the United States-Australian Climate, Critical Minerals, and Clean Energy Transformation Compact.

The Company’s subsidiary, U.S. Minerals and Metals Corp.,(“USMM”) has assigned its two contracts with Lyons Capital, LLC to the parent Company, M2i Global, Inc. On February 23, 2023, USMM, and Lyons Capital, LLC (“Lyons”) entered into a business development agreement wherein Lyons agreed to act as Senior Strategic and Business Development Advisor to USMM for a term of 10 years (the “BDA”). Lyons received, on January 2, 2024, and on the first business day of each year thereafter 10,000,000 shares of USMM’s common stock in exchange for a purchase price of $1,000 per year. The BDA may be terminated by either party for any reason effective upon the first business day of the calendar year following the termination notice provided at least 30 days in advance.

Lyons and USMM also entered into the Wall Street Conference Business Development Agreement on February 23, 2023 (the “WSCA”), which was also assigned to the parent Company, M2i Global, Inc. In the WSCA, Lyons agreed, for a term of 5 years, to provide USMM with a yearly event sponsorship, including a speaking slot at the Wall Street Conference organized by Lyons, and introductions to, among others, personnel for business development opportunities. In exchange, Lyons will receive $2,000,000 per year in either cash or shares of USMM.’s common stock (if elected, the issuance of shares will be issued at a purchase price of $200 per year).

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Pursuant to the Agreement and Plan of Merger, dated as of May 12, 2023, and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp., which is annexed hereto as exhibit 2.01 below, at the time of consummation of the merger, all shares of USMM were simultaneously converted into shares of M2i Global, Inc.’s common stock, and thus, any shares issued by USMM pursuant to the BDA or WSCA, as referenced above are now issued from M2i Global, Inc.

Scrap & Recycling

Critical metals are of vital importance for the defense sector across the air, sea, and land domains. For instance, tantalum is needed in warheads, and high-performing alloys used in fuselages of combat aircraft require niobium, vanadium, and molybdenum.

We see an opportunity to establish a closed-loop, transparent program for capturing and returning critical metals and minerals in the defense industrial supply chain. This program would encompass both new production and end-of-life systems, ensuring that these valuable resources are reused domestically rather than relying on foreign sources.

The defense supply chain presents a significant volume of critical metals that can be effectively recycled and reused. By tapping into this resource and establishing M2i as an efficient supplier of this service, we can capture a considerable market share. This opportunity arises from the fact that no recycling company, to our knowledge, has successfully accomplished this on a large scale thus far.

Government and Defense Industrial Base

Government and Industrial Base (GDIB) is the business unit established with the goals of aligning U.S. policy in terms of industry requirements and national interests. The cornerstone of the value proposition of M2i GIA is the creation and management of the Strategic Minerals Reserve (“SMR”) in collaboration with the federal government to enable an uninterrupted supply of the most critical minerals and metals to mitigate the current and future vulnerabilities of this vital supply chain. We expect the SMR to augment or enhance the National Defense Stockpile.

GDIB will focus on two key efforts, the implementation of the SMR and the ongoing liaison with the government at the federal, state, and local levels. Critical to the success of the SMR will be the continuing dialogue with key congressional members. We have established congressional support in Nevada and are working to receive both an authorization in the annual National Defense Authorization Act, as well as, an appropriation of funding to enable the implementation of the SMR. GDIB also aims to establish a collaboration with Hawthorne Army Depot, located in Hawthorne, Nevada, to obtain the storage and administrative space to conduct a pilot demonstration.

The ongoing liaison with select members of the congressional contingent from Nevada will act to ensure that the SMR pilot retains the focus of each respective office. We expect that the conclusion of a successful pilot will lead to the establishment of the second phase of the SMR, which is to build out the SMR to multiple locations, and to stockpile critical minerals that would extend supply beyond the DOD industry to private sector industry organizations in the event of a disruption to the flow of critical minerals.

Human Capital

Recruiting the right people will be critical to our success. We believe that the team of officers, directors and advisors that we have already assembled will provide a strong foundation for developing our business.

Financing Sources

We estimate that our first two years of operation will require $20-30 million. Our aim is to obtain government funding to meet this need.

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Competition

The Company, upon achieving its business objectives, believes it will be one of the only companies that operates across the full spectrum of the mineral and metals industry.

The rare earths mining and processing markets are capital intensive and competitive. Outside of the six (6) major rare earth producers in China, and those consolidated under their production quotas-there are only two other producers operating at scale, MP Materials and Lynas, which processes its rare earth materials in Malaysia. The Company’s competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and possibly expand their facilities.

It is possible that when the Company achieves its anticipated production rates and other planned products, the increased competition could lead competitors to engage in predatory pricing behavior. Any increase in the amount of rare earth products exported from other nations, and increased competition, whether legal or illegal, may result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our profitability.

Additionally, our potential Chinese competitors have historically been able to produce at relatively low costs due to domestic economic and regulatory factors, including less stringent environmental regulations. If we are not able to achieve anticipated costs of production, then any strategic advantages that our competitors may have over us, such as lower labor and production costs, could have a material adverse effect on our business. As a result of these factors, we may not be able to compete effectively against current and future competitors.

Many of the Company’s competitors, as well as potential competitors, possess substantially greater financial, marketing, personnel and other resources than the Company. The Company’s competitors and potential competitors include far larger, more established companies that have access to capital markets, and to other funding sources that may be unavailable to the Company. There can be no assurance the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results, and financial condition.

Compliance with Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in United States, as well as other jurisdictions, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.

We believe that we are and will continue to be in compliance in all material respects with applicable statutes and the regulations passed in the United States. There are no current orders or directions relating to our Company with respect to the foregoing laws and regulations.

Corporate Information

Our Common Stock is quoted on the OTCQB under the symbol “MTWO”.

Our principal executive offices are located at 885 Tahoe Blvd. Incline Village, NV 89451, and our telephone number is (775) 909-6000. Our main corporate website is located at https://www.m2icorp.com. The information on our website is not incorporated by reference into this prospectus.

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THE OFFERING

Issuer	M2i Global, Inc.

Securities Offered by the Selling Stockholders	38,837,500 shares of our Common Stock.

Trading Market	The Common Stock offered in this prospectus is quoted on the OTCQB under the symbol “MTWO”. In the future, we intend to seek to have our Common Stock listed on a national securities exchange but there can be no assurance that our application will be successful.

Common Stock Outstanding as of this Offering	517,167,025 shares[1]

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the selling stockholders.

Plan of Distribution	The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. Registration of the Common Stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk Factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

1 The number of shares of Common Stock shown above to be outstanding before this offering is based on 517,167,025 shares outstanding as of September 19, 2024.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” beginning on page 23 of this prospectus, before making an investment decision. Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of any of the following risks. The value of our securities could decline as a result of any of these risks. You could lose all or part of your investment in our securities. Some of the statements in “Risk Factors” are forward-looking statements. The following risk factors are not the only risk factors facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition, and results of operations and it is not possible to predict all risk factors, nor can we assess the impact of all factors on us or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Associated with Small Company Size and Liquidity Risks

As a start-up or development stage company, our business and prospects are difficult to evaluate because we have a very limited operating history and our business model is evolving, an investment in us is considered a high-risk investment whereby you could lose your entire investment.

We have recently commenced operations and, therefore, we are considered a “start-up” or “development stage” company. We will incur significant expenses in order to implement our business plan. As an investor, you should be aware of the difficulties, delays, and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated developmental, advertising, and marketing expenses. We cannot assure you that our proposed business plan will materialize or prove successful, or that we will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment.

Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. Our business is in an early development stage. There is no assurance that even if we successfully implement our business plan, that we will be able to curtail our losses. Further, as we are a development stage enterprise, we expect that net losses and the working capital deficiency will continue. If we incur additional significant operating losses, our stock price may decline, perhaps significantly.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited and if we are unable to secure such financing, our profitability may be adversely affected.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited as banks and other financial institutions may be reluctant to extend credit to businesses they perceive as lacking prolonged operating histories, an industry that may be politically undesirable, and limited information relating to revenues and costs upon which they can evaluate the merits and risks of any such credit extension. Our inability to secure bank credit facilities (or some other form of cash/liquid injection) may have an adverse effect on our results of operations. In the absence of such bank financing, our limited operating history and assets and the lag often existing between commencing business operations and profitability may force us to rely solely on business operation revenues in order to support our company, which revenues may not be sufficient to meet our operating and administrative expenses. If we do not have sufficient cash to meet our expenses, whether from revenues or bank credit, we may have to curtail or cease business operations.

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Holders of the Series A Super-Voting Preferred Stock will control the operations of the Company for the foreseeable future.

The holders of the Series A Super-Voting Preferred Stock will vote on Company matters on an “as-converted” basis of one vote of Series A Super-Voting Preferred Stock to 10,000 votes of Common Stock. As a result of this Series A Super-Voting Preferred stock ownership, the holders of the Series A Super-Voting Preferred Stock will continue to influence the vote on all matters submitted to a vote of our shareholders, including the election of directors, amendments to the certificate of incorporation and the by-laws, and the approval of significant corporate transactions.

We have never declared or paid a cash dividend on our common stock nor will we in the foreseeable future.

We presently intend to retain all earnings to implement our business plan; accordingly, we do not anticipate the declaration of any dividends for Common Stock in the foreseeable future. You will not receive dividend income from an investment in the shares and as a result, the purchase of the shares should only be made by an investor who does not expect a dividend return on the investment.

Accordingly, investors who anticipate the need for immediate income from their investments by way of cash dividends should refrain from purchasing any of our securities. As we do not intend to declare dividends in the future, you may never see a return on your investment, and you indeed may lose your entire investment.

If payment of dividends does occur at some point in the future, it would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any common stock dividends will be within the discretion of the Company’s board of directors (the “Board”).

We incur professional fees in connection with being a reporting company under the Securities Exchange Act of 1934, as amended and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

Our Company is subject to the reporting requirements of the 1934 Act and as such, we are required to file 10-Ks, 10-Qs and 8-Ks and other reports with the Securities and Exchange Commission. We will incur professional fees (i.e., attorney, auditors, and filing agents) in connection with the preparation and filing of such reports and we currently anticipate such costs to range from $25,000 to $50,000 per year, or more. If we are unable to file such reports, we will be delinquent in our filings, which could adversely affect the marketability of the Common Stock.

Complying with these statutes, regulations and requirements will occupy a significant amount of time for our Board and management and will significantly increase our costs and expenses. Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act of 2002 for our fiscal years, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

As a reporting company under the 1934 Act, we are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time, effort, and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting, and/ or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors, which could adversely affect our ability to comply with our periodic reporting obligations under the 1934 Act.

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You may not be able to resell any shares you purchased.

Presently, there is an extremely limited trading market for our Common Stock. There is no assurance that any trading market will be present or expand. This means that it may be hard or impossible for you to find a willing buyer for your shares should you decide to sell them in the future.

Risks Associated with Our Business

We may not acquire market share or achieve profits due to competition in our industries.

We operate in a highly competitive marketplace with various competitors. Increased competition may result in reduced gross margins and/or loss of market share, either of which would seriously harm its business and results of operations. Management cannot be certain that the Company will be able to compete against current or future competitors or that competitive pressure will not seriously harm its business. Some of our competitors are much larger and have greater access to capital, sales, marketing and other resources. These competitors may be able to respond more rapidly to new regulations or devote greater resources to the development and promotion of their business model than the Company can. Furthermore, some of these competitors may make acquisitions or establish cooperative relationships among themselves or with third parties in the industry to increase their ability to rapidly gain market share.

Without additional financing to develop our business plan, our business may fail.

Because we have generated only minimal revenue from our business and cannot anticipate when we will be able to generate meaningful revenue from our business, we will need to raise additional funds to conduct and grow our business. We do not currently have sufficient financial resources to completely fund the development of our business plan. We anticipate that we will need to raise further financing. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing stockholders.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Our success is largely dependent on our ability to hire highly qualified personnel. This is particularly true in those parts of our business that are related to intellectual property generation or exploitation. These individuals are in high demand and we may not be able to attract the personnel we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel or may lose such employees after they are hired. Failure to hire key personnel when needed, or on acceptable terms, would have a significant negative effect on our business and our operations.

10

Our accountant has indicated doubt about our ability to continue as a going concern.

We have suffered recurring losses from operations. The continuation of the Company as a going concern is dependent upon the Company attaining and maintaining profitable operations and/or raising additional capital. Our financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company discontinue operations. The recurring losses from operations and net capital deficiency raise substantial doubt about the Company’s ability to continue as a going concern.

A wide range of economic and logistical factors may negatively impact our operating results.

Our operating results will be affected by a wide variety of factors that could materially affect revenues and profitability, including the timing and cancellation of customer orders and projects, competitive pressures on pricing, availability of personnel, and market acceptance of our services. As a result, we may experience material fluctuations in future operating results on a quarterly and annual basis which could materially affect our business, financial condition and operating results.

We must obtain, maintain, and renew governmental permits and approvals to operate in the mineral and metals industry, which can be a costly and time-consuming process and result in restrictions.

Numerous governmental permits and approvals are required to operate in the mineral and metals industry. State and federal regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations.

The permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by regulators, all of which may make compliance more difficult or impractical, and which may possibly preclude the continuance of some of our business operations.

11

If we fail to effectively manage our growth, our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with our business plan, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Because we have limited operating history and have not yet generated significant revenues or operating cash flows, you may have difficulty evaluating our ability to successfully implement our business strategy.

Because of our limited operating history, the operating performance of our properties and our business strategy have not yet been proven. As a result, our historical financial statements do not provide a meaningful basis to evaluate our operations or our ability to achieve our business strategy. Therefore, it may be difficult for you to evaluate our business and results of operations to date and assess our future prospects.

In addition, we may encounter risks and difficulties experienced by companies whose performance is dependent upon newly-constructed or newly-acquired assets, such as any one of our acquired business units failing to perform as expected, having higher than expected operating costs, having lower than expected customer revenues, or suffering equipment breakdown, failures or operational errors. We may be less successful in achieving a consistent operating level capable of generating cash flows from our operations as compared to a company whose major assets have had longer operating histories. In addition, we may be less equipped to identify and address operating risks and hazards in the conduct of our business than those companies whose major assets have had longer operating histories.

Risks associated with operational events in connection with our activities globally, resulting in significant adverse impacts on our people, communities, the environment or our business.

We engage in activities that have the potential to cause harm to our people and assets, communities, other stockholders and/or the environment, including serious injuries, illness and fatalities, loss of infrastructure, amenities and livelihood, and damage to sites of cultural significance. An operational event at our operations or through our value chain could also cause damage or disruptions to our assets and operations, impact our financial performance, result in litigation or class actions and cause long-term damage to our license to operate and reputation. The potential physical impacts of climate change could increase the likelihood and/or severity of risks associated with operational events. Impacts of operational events may also be amplified if we fail to respond in a way that is consistent with our corporate values and stockholder expectations.

We will likely depend on a limited number of customers for a significant portion of our revenues.

We will likely depend on a limited number of customers for a significant portion of our revenues. The failure to obtain additional customers or the loss of all or a portion of the revenues attributable to any customer as a result of competition, creditworthiness, inability to negotiate extensions or replacement of contracts or otherwise, could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

To maintain and grow our business, we will be required to make substantial capital expenditures. If we are unable to obtain needed capital or financing on satisfactory terms, we may have to curtail our operations and delay our construction and growth plans, which may materially adversely affect our business, financial condition, results of operations, and cash flows.

In order to maintain and grow our business, we will need to make substantial capital expenditures associated with operations and facilities, which have not yet been constructed. Constructing, maintaining and expanding infrastructure is capital intensive. We must continue to invest capital to maintain or to increase our production and to develop any future acquired properties. Decisions to increase our production levels could also affect our capital needs. We cannot assure you that we will be able to maintain our production levels or generate sufficient cash flow, or that we will have access to sufficient financing to continue our production, permitting and development activities, and we may be required to defer all or a portion of our capital expenditures.

A deterioration of economic conditions in our prospective customers’ industries could cause a decline in demand for our services impacting, among other things, our ability to obtain capital. Renewed or continued weakness in the economic conditions of any of the industries served by prospective customers could have a material adverse effect on our business, financial condition, results of operations, and cash flows, including, for example:

● the tightening of credit or lack of credit availability to prospective customers could adversely affect our ability to collect our trade receivables; and

● our ability to access the capital markets may be restricted at a time when we intend to raise capital for our business, including for capital improvements.

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The business of the other parties to our strategic alliances may involve many hazards and operating risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could adversely affect our business, results of operations, financial condition, and cash flows.

The mining companies that we enter into strategic alliances with are subject to many hazards and operating risks. Although our operating partners maintain insurance coverage customary to the industry, it is possible that the many hazards and operating risks could result in our inability to satisfy contractual obligations. This could result in prospective customers initiating claims against us. The operating risks that may have a significant impact on our future operations include:

● environmental hazards;

● mining and processing equipment failures and unexpected maintenance problems;

● inclement or hazardous weather conditions and natural disasters or other force majeure events;

● seismic activities, ground failures, rock bursts or structural cave-ins or slides;

● delays in moving our mining equipment;

● railroad delays or derailments;

● security breaches or terroristic acts; and

● other hazards or occurrences that could also result in personal injury and loss of life, pollution and suspension of operations.

Any of these risks could adversely affect our ability to conduct operations with the other parties to our strategic alliances or result in substantial loss to us or such partners as a result of claims for:

● personal injury or loss of life;

● damage to and destruction of property, natural resources and equipment;

● pollution, contamination and other environmental damage to our properties or the properties of others;

● potential legal liability and monetary losses;

● regulatory investigations, actions and penalties;

● suspension of our operations; and

● repair and remediation costs.

Although we maintain insurance for a number of risks and hazards, we may not be insured or fully insured against the losses or liabilities that could arise from a significant accident in our future operations. We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution, contamination and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay future dividends to our common stockholders.

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We may be unsuccessful in integrating the operations of any future acquisitions, including acquisitions involving new lines of business, with our existing operations, and in realizing all or any part of the anticipated benefits of any such acquisitions.

From time to time, we may evaluate and acquire assets and businesses that we believe complement our existing assets and business. The assets and businesses we acquire may be dissimilar from our initial lines of business. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. Our capitalization and results of operations may change significantly as a result of future acquisitions. We may also add new lines of business to our existing operations. Acquisitions and business expansions involve numerous risks, including the following:

● difficulties in the integration of the assets and operations of the acquired businesses or lines of business;

● inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas;

● the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk; and

● the diversion of management’s attention from other operations.

Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar and may lead to increased litigation and regulatory risk. Also, following an acquisition, we may discover previously unknown liabilities associated with the acquired business or assets for which we have no recourse under applicable indemnification provisions. If an acquired business or new line of business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations may be materially adversely affected.

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If we do not make sufficient or effective capital expenditures, we will be unable to develop and grow our business. To fund our projected capital expenditures, we will be required to use cash from our operations, incur debt or issue additional Common Stock or other equity securities. Using cash from our operations will reduce cash available for maintaining or increasing our operating activities. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our future debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control.

In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant stockholder dilution.

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

Our future level of debt could have important consequences to us, including the following:

● our ability to obtain additional financing, if necessary, for working capital, capital expenditures or other purposes may be impaired, or such financing may not be available on favorable terms;

● our funds available for operations and future business opportunities will be reduced by that portion of our cash flow required to make interest payments on our debt;

● we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

● our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service any future debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

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Terrorist attacks or cyber-incidents could result in information theft, data corruption, operational disruption and/or financial loss.

Like most companies, we have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, to process and record financial and operating data, communicate with our business partners, as well as other activities related to our businesses. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties, or cloud-based applications could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third-party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents.

We may face restricted access to international markets in the future.

Access to international markets may be subject to ongoing interruptions and trade barriers due to policies and tariffs of individual countries, and the actions of certain interest groups to restrict the import or export of certain commodities. Although there are currently no significant trade barriers existing or impending of which we are aware that do, or could, materially affect our access to certain markets, there can be no assurance that our access to these markets will not be restricted in the future.

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Risks associated with market concentration and our ability to sell and deliver products into existing and future key markets, impacting our economic efficiency.

We rely on the sale and delivery of the commodities we produce to customers around the world. Changes to laws, international trade arrangements, contractual terms or other requirements and/or geopolitical developments could result in physical, logistical or other disruptions to our operations in, or the sale or delivery of our commodities to, key markets. These disruptions could affect sales volumes or prices obtained for our products, adversely impacting our financial performance, results of operations and growth prospects.

The availability and reliability of transportation facilities and fluctuations in transportation costs could affect the demand for our products.

Transportation logistics will play an important role in allowing us to supply our partners’ products to prospective customers. Any significant delays, interruptions or other limitations on the ability to transport their products could negatively affect our operations. Delays and interruptions of rail services because of accidents, failure to complete construction of rail infrastructure, infrastructure damage, lack of rail or port capacity, weather-related problems, governmental regulation, terrorism, strikes, lock-outs, third-party actions or other events could impair our ability to supply our future partners’ products to customers and adversely affect our profitability. In addition, transportation costs represent a significant portion of the delivered cost of minerals and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision. Increases in transportation costs, and fluctuations in the price of locomotive diesel fuel and demurrage, could make our partners’ products less competitive, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows to our stockholders.

Risks Related to Environmental, Health, Safety and Other Regulations

The operations of our strategic alliance counterparts may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could expose us to significant costs and liabilities.

The operations of our strategic alliance counterparts currently use hazardous materials and generate limited quantities of hazardous wastes from time to time. Drainage flowing from or caused by mining activities can be acidic with elevated levels of dissolved metals, a condition referred to as “acid mine drainage,” or may include other pollutants requiring treatment. We could become subject to claims for toxic torts, natural resource damages and other damages as well as for the investigation and clean-up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of conditions at sites that counterparts to our strategic alliances operate, as well as at sites that they previously owned or operated, or may acquire. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or for the entire share.

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Environmental activism and initiatives aimed at limiting climate change and a reduction of air pollutants could interfere with our business activities, operations and ability to access capital sources.

Participants in the mining industry are frequently targeted by environmental activist groups that openly attempt to disrupt the industry. It is possible that our strategic alliance counterparts may be the target of such activism in the future, including when we attempt to grow our business through acquisitions, when our strategic alliance counterparts commence new mining operations or register our securities with the SEC. If that were to happen, our ability to operate our business or raise capital could be materially and adversely impacted.

Our future strategic alliance counterparts’ mines are subject to stringent foreign, federal and state safety regulations that increase their cost of doing business at active operations and may place restrictions on theirs or our methods of operation. Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability. In addition, government inspectors in certain circumstances may have the ability to order the mining operations of our strategic alliance counterparts to be shut down based on safety considerations.

Federal, state, local and foreign mining regulations are routinely expanded, changed, applied or interpreted in manners which could fundamentally alter the ability of our Company to carry on our business, by raising compliance costs and increasing potential liability. This and other future mine safety rules could potentially result in or require significant expenditures by our strategic alliance counterparts, as well as additional safety training and planning, enhanced safety equipment, more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements. At this time, it is not possible to predict the full effect that current, new or proposed statutes, regulations and policies will have on the operating costs of our strategic alliance counterparts, but any expansion of existing regulations, or making such regulations more stringent may inadvertently have a negative impact on the profitability of our operations.

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Our business model may result in various legal proceedings, which may have an adverse effect on our business.

Due to the nature of our business, at times we may be involved in legal proceedings incidental to our normal business activities. We will not be able to predict the outcome, and there is always the potential that the costs of litigation in an individual matter or the aggregation of many matters could have an adverse effect on our cash flows, results of operations or financial position.

A resurgence of COVID-19 or a new pandemic may have a negative impact on our business.

A resurgence of COVID-19 or a new pandemic could present a significant and unforecastable risk to the Company and our business plan. Any restrictions on national and international travel, required closures, travel and import/export restrictions, and sipping impacts may make made it increasingly difficult to carry out normal business activities related to corporate finance efforts, the pursuit of new customers for the Company’s products and services and curtailment of delivery of commodities to customers. As a result, a resurgence of the COVID-19 pandemic or a new pandemic will almost certainly increase risks of lower revenues and higher losses for the Company.

Risks Related to this Offering and Our Common Stock

Trading on the OTCQB may be volatile and sporadic, which could depress the market price of our Common Stock and make it difficult for our stockholders to resell their shares.

Our Common Stock is quoted on the OTCQB operated by OTC Markets Group Inc. Trading in stock quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our Common Stock for reasons unrelated to operating performance. Moreover, the OTCQB is not a stock exchange, and trading of securities on the OTCQB is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any of the shares.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our Common Stock.

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The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because we can issue additional shares, purchasers of our shares may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 1,000,100,000 shares, consisting of 1,000,000,000 shares of Common Stock, and 100,000 shares of Series A Super-Voting Preferred Stock. The Board has the authority to approve additional share issuances, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, our stockholders may experience more dilution in their ownership of the Company in the future.

An active, liquid and orderly trading market for our common stock may not develop or be maintained, and our stock price may be volatile and/or decrease substantially as a result of the sale of the shares.

Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Common Stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Common Stock, you could lose a substantial part or all of your investment in our Common Stock.

20

The following factors could affect our stock price:

●	our operating and financial performance;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our Common Stock;

●	sales of our Common Stock by us or underwriters or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our stockholders;

●	general market conditions, including fluctuations in commodity prices;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

21

The Series A Super-Voting Preferred stockholders will have the ability to direct the voting of a majority of the voting power of our Common Stock, and their interests may conflict with those of our other stockholders.

The Series A Super-Voting Preferred stockholders will hold a voting control equivalent to approximately 66.36% of our Common Stock, making us a controlled company since the Series A Super-Voting Preferred stockholder will continue to own a majority of the voting power of shares eligible to vote in the election of our directors.

As a result, the Series A Super-Voting Preferred stockholders will be able to control matters requiring stockholder approval, including the election of directors, changes to our organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our Common Stock will be able to affect the way we are managed or the direction of our business. The interests of the Series A Super-Voting Preferred stockholders with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders. The Series A Super-Voting Preferred stockholders’ concentration of voting control may also adversely affect the trading price of our Common Stock to the extent investors perceive a disadvantage in owning stock of a company with significant stockholders.

We may issue preferred stock whose terms could adversely affect the voting power or value of our Common Stock.

Our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our Common Stock respecting dividends and distributions, as our Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Common Stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the Common Stock.

We are an “emerging growth company” under the federal securities laws and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and we may take advantage of certain exemptions from various reporting requirements that are not applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our Common Stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our Common Stock or if our operating results do not meet their expectations, our stock price could decline.

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Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

Our articles of incorporation authorize the issuance of 1,000,100,000 shares of capital stock, consisting of 1,000,000,000 shares of Common Stock, and 100,000 shares of Series A Super-Voting Preferred stock, both with a par value of $0.001. If we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in our control.

There is not an active liquid trading market for the Company’s common stock.

The Company’s common stock is quoted on the OTCQB under the symbol “MTWO”. However, there has been minimal reported trading to date in the Company’s common stock, and we cannot give an assurance that an active trading market will develop. As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price, our securities. This severely limits the liquidity of the Common Stock and may adversely affect the market price of our Common Stock. A limited market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or assets by using Common Stock as consideration.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the section regarding Management’s Discussion and Analysis of Financial Condition and Results of Operations) and any prospectus supplement contains forward-looking statements, about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors,” beginning on page 8 of this prospectus. The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling stockholders.

DIVIDEND POLICY

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We presently intend to retain all earnings to implement our business plan. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board deems relevant. Our ability to pay cash dividends is subject to limitations imposed by state law.

OUR BUSINESS

Our Business

Our Vision

Our vision is to develop a world-class portfolio of critical minerals and materials projects. The diversity of our portfolio would provide an integrated solution to the challenges facing the critical minerals and materials industry.

The Global Energy Transition

Renewable energy is expected to overtake coal by 2025 as the world’s largest source of electricity (Source: “The Clean Energy Future is Arriving Faster Than You Think,” NY Times, August 12, 2023). The growth in renewable energy is exponential.

In the U.S., the Secretary of Energy pursuant to authority under the Energy Act of 2020 determines the list of critical minerals and materials. The final 2022 list of critical minerals includes the following 50 minerals: Aluminum, antimony, arsenic, barite, beryllium, bismuth, cerium, cesium, chromium, cobalt, dysprosium, erbium, europium, fluorspar, gadolinium, gallium, germanium, graphite, hafnium, holmium, indium, iridium, lanthanum, lithium, lutetium, magnesium, manganese, neodymium, nickel, niobium, palladium, platinum, praseodymium, rhodium, rubidium, ruthenium, samarium, scandium, tantalum, tellurium, terbium, thulium, tin, titanium, tungsten, vanadium, ytterbium, yttrium, zinc, and zirconium.

The vital market for critical minerals and metals is the enabling component of the vital transition of the energy market. The infrastructure requirement for clean energy is dependent on the availability of the raw materials that these minerals represent. The future of the nation’s economic security and our national defense industry is reliant on an uninterrupted supply chain of minerals and metals.

Nickel, lithium, cobalt, and graphite are used in batteries. Rare-earth minerals such as neodymium and samarium are essential to the magnets of wind turbines and electric motors. An unstable supply of these minerals threatens the continued growth of renewable energy.

The chart in figure 1 depicts the projected growth of the demand for specific minerals that provide the base material for the manufacturing of electrical vehicle and energy storage batteries. The growth rate for projected demand in 2050 is presented using 2020 as the base of comparison (Source: https://www.iea.org/reports/the-role-of-critical-minerals-in-clean-energy-transitions; The Role of Critical Minerals in Clean Energy Transitions”).

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Figure 1: Energy Storage Minerals

Many of these critical minerals are mined and processed in a small number of countries, as illustrated in the chart in Figure 2 (Source: “The global fight for critical minerals is costly and damaging,” Nature, July 19, 2023).

Figure 2: Sources of Minerals

The current dependence on foreign sources for critical materials supply flow and minerals processing must be addressed in the short and mid-term to create a stable supply chain of these materials to support both the national and economic security of the U.S. The table (Figure 3) depicts the current level of foreign sources for critical minerals by industry (Source: U.S. Department of the Interior U.S. Geological Survey, MINERAL COMMODITY SUMMARIES 2023).

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Figure 3: Critical Minerals List Associated with Key Industries

Our Organizational Chart

It is currently anticipated that M2i’s structure will be built upon three separate business units with standalone P&Ls to carry on the Company’s objectives. Each P&L will be led by a vice president, who will work with a management team focused on implementing and building each effort into a business line, taking advantage of federal and state incentives, and building its own profit and loss contributions to the overall organization. The vice presidents will report through the Chief Operations Officer to the president/chief executive officer of the Company. M2i business development will be a cross-functional discipline whose responsibilities cut across the organization. M2i will establish a finance department, staffed by a Chief Financial Officer and Controller to ensure the effective and efficient management of funds, and to implement appropriate accounting controls.

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Mining, Processing & Refining

The primary business purpose of Mining, Processing & Refining (MPR) will be to develop and supply the U.S. sanctioned value chain of critical metals needed by the U.S. and its free trade partners. M2i PMM will supply the 50 critical minerals and Rare Earth Elements (“REE”) as defined by the U.S. Geologic Survey 2022. These minerals will be sourced globally from mines adhering to ethical extraction principles and guidelines.

Strategic Alliances

The Company expects to enter several strategic alliances (“SAs”) to further its business objectives; namely through multiple mechanisms including asset acquisition and independent supply contracts. The SAs will likely be with companies that can expand our capability to extract minerals from existing mines, assist in implementing new mining projects, and develop and place into production new technologies and processes in extracting and processing minerals. Our efforts, and particularly our JVs, will be focused on delivering guaranteed access to critical minerals and metals for national defense and economic security.

Currently, we have entered into a strategic alliance (SA) with Reforme Group (“Reforme”), an Australian mining and recycling company (the “SA Agreement”) wherein Reforme and M2i will create an Australian proprietary limited company (“M2iAust”) to source and trade critical metals and strategic minerals. It is currently anticipated that M2i and Reforme Group will each be equal shareholders in M2iAust. It is currently anticipated that the SA Agreement will enable us to capitalize on Reforme’s expertise in critical minerals. Reforme is an innovative Australian mining services, infrastructure, recycling, and renewables company with specialized expertise in the development of green and brown field mining projects with the demonstrated capability in end-to-end management of mine operations, processing, logistics and off-take negotiations.

The SA will play a pivotal role in advancing the critical minerals supply chain and contributing to the global energy transformation. We expect that the SA will extract critical minerals from existing brownfield mines’ tailings utilizing a novel extraction technology and process developed by Reforme. Reforme’s technology includes mine remediation methods to return the site to a state that would satisfy government and community concerns. It is anticipated that Reforme will grant M2iAust a right of first refusal to enter into offtake agreements with Reforme or its related corporate bodies for any critical metals and strategic minerals extracted from mining tenements owned or controlled by Reforme. M2i will support the development of strategic resources by Reforme. Together, the companies will refer any third party off take opportunities in the Asia Pacific region for strategic resources to M2iAust. M2iAust will negotiate offtake agreements to secure offtake from Reforme and third parties for offtake which will be sold to M2i in subsequent offtake agreements. The JV has a term of 5 years unless agreed otherwise. By leveraging their combined expertise and resources, the partners intend to establish a more sustainable and efficient critical minerals ecosystem that fully aligns with the objectives outlined in the United States-Australian Climate, Critical Minerals, and Clean Energy Transformation Compact.

The Company’s subsidiary, U.S. Minerals and Metals Corp.,(“USMM”) has assigned its two contracts with Lyons Capital, LLC to the parent Company, M2i Global, Inc. On February 23, 2023, USMM, and Lyons Capital, LLC (“Lyons”) entered into a business development agreement wherein Lyons agreed to act as Senior Strategic and Business Development Advisor to USMM for a term of 10 years (the “BDA”). Lyons received, on January 2, 2024, and on the first business day of each year thereafter 10,000,000 shares of USMM’s common stock in exchange for a purchase price of $1,000 per year. The BDA may be terminated by either party for any reason effective upon the first business day of the calendar year following the termination notice provided at least 30 days in advance.

Lyons and USMM also entered into the Wall Street Conference Business Development Agreement on February 23, 2023 (the “WSCA”), which was also assigned to the parent Company, M2i Global, Inc. In the WSCA, Lyons agreed, for a term of 5 years, to provide USMM with a yearly event sponsorship, including a speaking slot at the Wall Street Conference organized by Lyons, and introductions to, among others, personnel for business development opportunities. In exchange, Lyons will receive $2,000,000 per year in either cash or shares of USMM.’s common stock (if elected, the issuance of shares will be issued at a purchase price of $200 per year).

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Pursuant to the Agreement and Plan of Merger, dated as of May 12, 2023, and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp., which is annexed hereto as exhibit 2.01 below, at the time of consummation of the merger, all shares of USMM were simultaneously converted into shares of M2i Global, Inc.’s common stock, and thus, any shares issued by USMM pursuant to the BDA or WSCA, as referenced above are now issued from M2i Global, Inc.

Scrap & Recycling

Critical metals are of vital importance for the defense sector across the air, sea, and land domains. For instance, tantalum is needed in warheads, and high-performing alloys used in fuselages of combat aircraft require niobium, vanadium, and molybdenum.

We see an opportunity to establish a closed-loop, transparent program for capturing and returning critical metals and minerals in the defense industrial supply chain. This program would encompass both new production and end-of-life systems, ensuring that these valuable resources are reused domestically rather than relying on foreign sources.

The defense supply chain presents a significant volume of critical metals that can be effectively recycled and reused. By tapping into this resource and establishing M2i as an efficient supplier of this service, we can capture a considerable market share. This opportunity arises from the fact that no recycling company, to our knowledge, has successfully accomplished this on a large scale thus far.

Government & Defense Industrial Base

Government & Defense Industrial Base (GDIB) is the business unit established with the goals of aligning U.S. policy in terms of industry requirements and national interests. The cornerstone of the value proposition of GDIB is the creation and management of the Strategic Minerals Reserve (“SMR”) in collaboration with the federal government to enable an uninterrupted supply of the most critical minerals and metals to mitigate the current and future vulnerabilities of this vital supply chain. We expect the SMR to augment or enhance the National Defense Stockpile.

GDIB will focus on two key efforts, the implementation of the SMR and the ongoing liaison with the government at the federal, state, and local levels. Critical to the success of the SMR will be the continuing dialogue with key congressional members. We have established congressional support in Nevada and are working to receive both an authorization in the annual National Defense Authorization Act, as well as, an appropriation of funding to enable the implementation of the SMR. GDIB also aims to establish a collaboration with Hawthorne Army Depot, located in Hawthorne, Nevada, to obtain the storage and administrative space to conduct a pilot demonstration.

The ongoing liaison with select members of the congressional contingent from Nevada will act to ensure that the SMR pilot retains the focus of each respective office. We expect that the conclusion of a successful pilot will lead to the establishment of the second phase of the SMR, which is to build out the SMR to multiple locations, and to stockpile critical minerals that would extend supply beyond the DOD industry to private sector industry organizations in the event of a disruption to the flow of critical minerals.

Human Capital

Recruiting the right people will be critical to our success. We believe that the team of officers, directors and advisors that we have already assembled will provide a strong foundation for developing our business.

Financing Sources

We estimate that our first two years of operation will require $20-30 million. Our aim is to obtain government funding to meet this need.

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Competition

The Company, upon achieving its business objectives, believes it will be one of the only companies that operates across the full spectrum of the mineral and metals industry.

The rare earths mining and processing markets are capital intensive and competitive. Outside of the six (6) major rare earth producers in China, and those consolidated under their production quotas-there are only two other producers operating at scale, MP Materials and Lynas, which processes its rare earth materials in Malaysia. The Company’s competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and possibly expand their facilities.

It is possible that when the Company achieves its anticipated production rates and other planned products, the increased competition could lead competitors to engage in predatory pricing behavior. Any increase in the amount of rare earth products exported from other nations, and increased competition, whether legal or illegal, may result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our profitability.

Additionally, our potential Chinese competitors have historically been able to produce at relatively low costs due to domestic economic and regulatory factors, including less stringent environmental regulations. If we are not able to achieve anticipated costs of production, then any strategic advantages that our competitors may have over us, such as lower labor and production costs, could have a material adverse effect on our business. As a result of these factors, we may not be able to compete effectively against current and future competitors.

Many of the Company’s competitors, as well as potential competitors, possess substantially greater financial, marketing, personnel and other resources than the Company. The Company’s competitors and potential competitors include far larger, more established companies that have access to capital markets, and to other funding sources that may be unavailable to the Company. There can be no assurance the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results, and financial condition.

Compliance with Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in United States, as well as other jurisdictions, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.

We believe that we are and will continue to be in compliance in all material respects with applicable statutes and the regulations passed in the United States. There are no current orders or directions relating to our Company with respect to the foregoing laws and regulations.

Corporate Information

Our Common Stock is quoted on the OTCQB under the symbol “MTWO”.

Our principal executive offices are located at 885 Tahoe Blvd. Incline Village, NV 89451, and our telephone number is (775) 909-6000. Our main corporate website is located at https://www.m2icorp.com. The information on our website is not incorporated by reference into this prospectus.

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DESCRIPTION OF PROPERTY

Our principal executive offices are located at 885 Tahoe Blvd. Incline Village, NV 89451. The Company does not own any property or hold any leases.

LEGAL PROCEEDINGS

We know of no other material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any other material proceeding or pending litigation. There are no other proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations of M2i Global, Inc., together with our annual audited financial statements as of November 30, 2023, and, 2022, and unaudited financial statements as of May 31, 2024, and the related notes included elsewhere in this prospectus. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

The Company was incorporated in the State of Nevada on June 12, 2018. On June 7, 2023, the Company (“M2i Global, Inc.”) (formerly known as “Inky Inc.”) filed with the Secretary of State of Nevada an Amendment to the Certificate of Incorporation to change its corporate name from “Inky, Inc.”, to “M2i Global, Inc.”, effective June 7, 2023.

The Company was formerly engaged in developing mobile software applications for smartphones and table devices. During May 2023, the Company became the sole shareholder of U.S. Minerals and Metals Corp., a Nevada corporation (“USMM”) through the issuance of preferred and common shares for cash. Concurrently, the Company shifted its operations to specialization in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners. The Company’s vision is to develop and execute a complete global value supply chain for critical minerals for the United States government and certain trading partners of the United States. To implement this vision, the Company intends to operate three key business divisions as set forth below:

●	Mining, Processing & Refining: a business engaged in sourcing, extraction, processing, refining, transporting and selling primary minerals and metals;
●	Scrap & Recycling: a business engaged in the collection, processing, transporting and selling of scrap, recycled and reused metals; and
●	Government and Defense Industrial Base: a business engaged in aligning with U.S. policy to facilitate participation in U.S. government programs such as the creation and management of a Strategic Minerals Reserve as an enhancement of the U.S. government’s National Defense Stockpile.

Recently Issued Accounting Pronouncements

During the period ended May 31, 2024, and through the filing of this report, there were several new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”). Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial statements.

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All other new accounting pronouncements issued but not yet effective or adopted have been deemed not to be relevant to us, hence are not expected to have any impact once adopted.

Summary of Significant Accounting Policies

There have been no changes to the Summary of Significant Accounting Policies described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 16, 2024.

Liquidity and Capital Resources

At May 31, 2024, the Company had a cash balance of $72,508, as compared to a cash balance of $48,197 at November 30, 2023. The Company incurred negative cash flow from operations of $783,994 for the period ended May 31, 2024, as compared to negative cash flow from operations of $234,717 in the comparable prior year period. The increase in negative cash flows from operations was primarily from an increase in net loss and increase in accounts payable and accrued expenses. Cash flows from financing activities during the period ended May 31, 2024, totaled $808,305, as compared to cash flows from financing activities in the comparable prior year period. The increase in cash provided by financing activities is primarily the result of $772,935 in proceeds from the sale of shares of common stock. Going forward, the Company expects capital expenditures to increase significantly as operations are expanded pursuant to its current growth plans. The Company anticipates the requirement to raise significant debt or equity capital in order to fund future operations.

Results of Operations

Comparison of the Three and Six Months Ended May 31, 2024 and May 31, 2023

For the comparable three months ended May 31, 2024 and May 31, 2023, the Company’s revenues totaled $0. For the six months ended May 31, 2024 and May 31, 2023, the Company’s revenues totaled $0 and $3,400, respectively. We anticipate the Company’s revenues in upcoming quarters may increase significantly as management attempts to implement the Company’s new business model.

For the three months ended May 31, 2024, our operating expenses increased to $1,348,812 compared to $539,140 for the comparable period in 2023. The increase of $809,672 was primarily driven by travel and professional fees for consultants to implement the shift in strategic focus and preparations for increased operations. For the six months ended May 31, 2024, our operating expenses increased to $2,023,997 compared to $570,531 for the comparable period in 2023. The increase of $1,453,466 was primarily driven by travel and professional fees for consultants to implement the shift in strategic focus and preparations for increased operations. We anticipate future operating expenses to increase with the expansion of operations, resulting in increased expenses related to compensation and professional fees.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Cybersecurity

Risk Management and Strategy

We recognize the critical importance of developing, implementing, and maintaining robust cybersecurity measures to safeguard our information systems and protect the confidentiality, integrity, and availability of our data.

Managing Material Risks & Integrated Overall Risk Management

We have strategically integrated cybersecurity risk management into our broader risk management framework to promote a company-wide culture of cybersecurity risk management. This integration ensures that cybersecurity considerations are an integral part of our decision-making processes at every level. Our management team continuously evaluates and addresses cybersecurity risks in alignment with our business objectives and operational needs.

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Oversee Third-party Risk

Because we are aware of the risks associated with third-party service providers, we have implemented stringent processes to oversee and manage these risks. We conduct thorough security assessments of all third-party providers before engagement and maintain ongoing monitoring to ensure compliance with our cybersecurity standards. The monitoring includes annual assessments of the SOC reports of our providers and implementing complementary controls. This approach is designed to mitigate risks related to data breaches or other security incidents originating from third-parties.

Risks from Cybersecurity Threats

We have not encountered cybersecurity challenges that have materially impaired our operations or financial standing.

Results of Operations for the fiscal years ended November 30, 2023 and 2022:

Revenue

During the fiscal years ended November 30, 2023 and 2022 we generated total revenue of $3,400 and $1,000, respectively.

Operating expenses

For the fiscal year ended November 30, 2023, operating expenses were $1,982,836, compared to $67,442 for the year ended November 30, 2022. Operating expenses consist primarily of general and administrative expenses and legal and professional fees incurred in connection with the operation of our business. The net increase of $1,915,394 in operating expenses was primarily a result of an increase in professional fees to implement the change in business as noted in Part I, Item 1 earlier in this document.

Net Loss

Our net loss for the fiscal years ended November 30, 2023 and 2022 was $1,990,162 and $66,442, respectively.

Liquidity and Capital Resources and Cash Requirements

As of November 30, 2023, the Company had cash of $48,197 and $114 as of November 30, 2022. Furthermore, the Company had a working capital deficit of $1,038,946 and $108,369 as of November 30, 2023 and 2022, respectively.

During the fiscal year ended November 30, 2023, the Company used $1,611,258 of cash in operating activities compared to $13,010 of cash in operating activities during the year ended November 30, 2022. The increase in cash used in operating activities were the result of increased general and administrative expenses and legal and professional fees.

During the fiscal year ended November 30, 2023, the Company had no cash flows from investing activities. During the fiscal year ended November 30, 2022, the Company used $21,370 cash flows in investing activities related to website development.

During the fiscal year ended November 30, 2023, the Company generated $1,659,341 cash in financing activities which came from related-party loan of $608,319, a convertible note of $250,000 and proceeds from sale of common stock of $1,236,022 offset by repurchase of common stock of $435,000. During the fiscal year ended November 30, 2022, the Company generated $34,380 of cash in financing activities which came from a related-party loan.

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OFF BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements, including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Qualitative and Quantitative Disclosures about Market Risk.

We are a smaller reporting company and, therefore, we are not required to provide information required by this item.

Controls and Procedures.

Evaluation of Disclosure Controls and Procedures: Our management carried out an evaluation of the effectiveness and design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Securities and Exchange Act of 1934, as amended (the Exchange Act). Based on that evaluation, our Chief Executive Officer has concluded that, at May 31, 2024, such disclosure controls and procedures were not effective.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that the information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to management including our Chief Executive Officer and Interim Chief Financial Officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

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Limitations on the Effectiveness of Controls: Our disclosure controls and procedures are designed to provide reasonable, not absolute, assurance that the objectives of our disclosure control system are met. Because of inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, if any, within a company have been detected. Our Chief Executive Officer has concluded, based on their evaluation as of the end of the period covered by this Quarterly Report that our disclosure controls and procedures were not sufficiently effective to provide reasonable assurance that the objectives of our disclosure control system were met.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal controls over financial reporting that occurred during the period ended November 30, 2023, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

In our annual report for the year ended November 30, 2023, we identified the following material weaknesses which are still applicable:

●	We do not have an audit committee
●	We did not implement appropriate information technology controls

Management plans to address these material weaknesses in the coming quarters.

In our annual report for the year ended November 30, 2023, we identified the following material weaknesses which are no longer applicable:

●	We did not maintain appropriate cash controls - the handling of cash and accounting functions have been segregated and bills require management approval prior to payment.
●	The Company lacks segregation of duties - beginning in May 2023, the Company began to improve internal controls by hiring additional resources to ensure appropriate review and oversight.

Critical Accounting Estimates

Our consolidated financial statements and accompanying notes are prepared in accordance with US GAAP. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company may be dependent, for the near future, on additional investment capital to fund operating expenses. It is anticipated that revenues will be forthcoming within the third or fourth quarters of the current fiscal year. There are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

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MANAGEMENT

Directors and Executive Officers

Set forth below is certain information with respect to the individuals who are our directors and executive officers.

Doug Cole

Mr. Cole, age 67, is Executive Chairman and Chief Financial Officer of M2i Global, Inc. Doug brings over 39 years of experience in sales, marketing, and leadership roles, having run over 8 companies, both public and private. He has focused all his time on global development of startup companies and turnarounds. He has been involved with raising millions of dollars for his companies and numerous M&A work. As a private and public chairman, CEO, and board member, he has expanded every company he has been involved with, leveraging relationships globally. He has spoken at many major industry conferences throughout his career.

Prior to M2i, Doug was Chairman and CEO of American Battery Metals Corporation (ABML) from 2017 to 2021, where he orchestrated a successful turnaround that resulted in a high of a $2 billion market capitalization. Mr. Cole led the transition from a lithium exploration and development company to a lithium asset and lithium-ion battery metal recycling company and left the company in August of 2021. He was a Partner overseeing all ongoing deal activities with Objective Equity LLC from 2005 through 2016, a boutique investment bank focused on the high technology, data analytics and the mining sector.

Since 1977, Mr. Cole has held various executive roles, including Chairman, Executive Vice Chairman, Chief Executive Officer and President of multiple public corporations. From May 2000 to September 2005, he was also the Director of Lair of the Bear, The University of California Family Camp located in Pinecrest, California. During the period between 1991 and 1996 he was the CEO of HealthSoft and he also founded and operated Great Bear Technology, which acquired Sony Image Soft and Starpress, then went public and eventually sold to Graphix Zone. In 1995, Mr. Cole was honored by New Enterprise Associates, a leading venture capital firm, as CEO of the year.

Since 1982 he has been very active with the University of California, Berkeley where he mentors early-stage technology companies. Mr. Cole has extensive experience in global M&A and global distributions. He obtained his BA in Social Sciences from UC Berkeley in 1978.

Alberto Rosende

Major General (Ret) Alberto “Al” Rosende, age 62, is President & CEO of M2i Global Inc. Al has over 37 years of command and operational experience in the Army. In his private sector career, Al spent 28 years in the global payments industry, where he worked for two of the largest global payment brands in a variety of responsibilities, providing operational and risk management consulting services to client banks and payment processors operating in the Latin America and Caribbean Region.

Al joined M2i in March of 2023 where he previously led M2i’s business operations and integration efforts, focused on ensuring efficient operations across M2i’s business units, as well as driving the effective and timely integration of new entities and technologies, focusing on realizing planned revenue and operational contributions to M2i, in order to optimize M2i’s growing economies of scale. A major component of Al’s previous responsibilities was leading the Government & Defense Industrial Base effort, where he endeavored to strengthen our relationships with federal, state, and local governmental entities, agencies and departments to develop Public Private Partnerships (P3). Special focus continues to be the creation of a national Strategic Mineral Reserve similar in scope and operation to the federal government’s Strategic Petroleum Reserve.

Al retired from the U.S. Army in December of 2021 with over 37 years of service, after spending the last four plus years serving in a full-time capacity. After transitioning from the Army, he returned to work in the payments industry as a consultant, serving as President of Emerg-Int Group, which he founded in 2016. He served as Head of Cards & Payments for Hi Americas during the period of March to July 2022, an early wage access start-up firm and subsidiary of Hi-UK. Al also provided consulting services to Axyde Analytics, responsible for customer support for key clients during the period of August 2022 thru February 2023. Since January 2023, Al has served as a Senior Instructor for the Next Leadership Academy (since January 2023).

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Al holds a BS in Business Administration from Nova Southeastern University, an MS in National Resource Strategy from the Eisenhower School of National Security and Resource Strategy of the National Defense University, and an MA from The George Washington University in Education and Human Development.

Doug MacLellan

Doug MacLellan, age 68, has provided management advice and counsel on: strategic planning, operational activities, corporate finance, economic policy, asset allocation and mergers & acquisitions throughout his professional career as a senior international business executive and or as a member of the board of directors of numerous companies. He has helped raise over US$1 billion for development stage, start-up and mid-cap companies. In regard to U.S. publicly listed companies experience, Mr. MacLellan has over 25 years of public company board experience and 17 years of active audit committee chair experience that includes managing through difficult investigative matters. Mr. MacLellan is also a regular speaker at industry conferences and has been interviewed on various syndicated radio and television news programs in regard to his insights related to China business, selected industries and economic forecasts. MacLellan is also a co-founder of a NASDAQ listed green battery metals miner and recycler company.

Mr. MacLellan holds over 30 years of senior level international executive business experience primarily in the natural resources, pharmaceuticals, telecoms, software, consumer products and IT industries as well as in capital formation and capital markets for new and emerging technologies and companies. MacLellan has been a catalyst for the development and financing of global businesses in the United States and in the countries of: Bulgaria, Cambodia, Canada, Chile, China, Hungary, India, Korea, Madagascar, Vietnam and Russia. MacLellan’s career has had a contemporary focus on the mining, recycling and securitization of strategic materials and critical elements.

Mr. MacLellan’s board experience includes serving as an independent director and Chairman of the Compensation Committee of American Battery Technology Company (NASDAQ: ABAT) from October 2017 to February 2022. MacLellan also served as an independent director and Chairman of the Audit Committee of ChinaNet Online Holdings, Inc. (NASDAQ: CNET) a media development, advertising and communications company from November 2009 to December 2017. Mr. MacLellan also held various Board positions and was Chairman and chief executive officer at Radient Pharmaceuticals Corporation (OTCQB: RXPC), a vertically integrated specialty pharmaceutical company from September 1992 through April 2014.

Mr. MacLellan served as President and Chief Executive Officer for the MacLellan Group, an international financial advisory firm from March 1992 through January 2016. From August 2005 to May 2009, MacLellan was a co-founder and vice chairman at Ocean Smart, Inc., a Canadian based aquaculture company. From February 2002 to September 2006, Mr. MacLellan served as chairman and cofounder at Broadband Access MarketSpace, Ltd., a China based IT advisory firm, and was also a co-founder at Datalex Corp., a software and IT company specializing in mainframe applications, from February 1997 to May 2002. Mr. MacLellan was educated at the University of Southern California with a degree in economics and international relations.

Anthony Short

Mr. Short, 65, is an experienced public company director with over 30 years in the hard rock mining and oil and gas sectors, both internationally and within Australia. Mr. Short has a demonstrated history of working in the venture capital and private equity industries, and has sound experience in corporate governance in both the public and private sectors. Mr. Short is skilled in investor relations, analytical skills, asset management, management, and corporate development. Additionally, Mr. Short is a strong business development professional and a proven business innovator, with commercial delivery of cutting-edge propriety mining technology developed in conjunction with AusIndustry and the University of Adelaide, South Australia.

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Mr. Short has been the Chairman of Reforme Group since 2018 and the company now successfully operates the Frances Creek iron ore mine in the Northern Territory. Reforme, in conjunction with AusIndustry and the University of Adelaide, South Australia, has developed a ‘World-First’ ore sorting technology that allows low grade iron ore to be beneficiated to Direct Shipping Ore (DSO). Reforme holds the propriety technology rights for this beneficiation process and are now in talks with other industry groups who are interested in using this advanced technology to beneficiate their lower grade ore, making it amenable to offshore shipping. Reforme successfully entered into a working partnership with Anglo America in early 2020 which saw the first trial shipment of beneficiated ore leave Darwin Port in June 2021.

Reforme, through their partnership with AusIndustry and the University of Adelaide, are commencing works on their second research and development project which is based on multiple commodity extraction from epithermal polymetallic Au, Ag, Co, Cu deposits. Reforme is a privately owned Australian company which is 30% owned by the Traditional Landowners. The company provides employment and upskilling opportunities to the local Northern Territory communities.

Additionally, Mr. Short is chairman and founder of the Nova Terra Institute. The Nova Terra Institute (“Nova Terra”) is an Australian research and development institute with a mission to address real-world problems by facilitating a synergistic collaboration between industry, academia, and other likeminded research organizations. By linking advanced science with practical applications, the not-for-profit aims to facilitate the creation of commercially viable solutions that address critical environmental concerns for the betterment of society and the protection of our planet. We foster collaboration and support the innovation efforts of Australian businesses and thought leaders, driving improvements in critical mineral recovery, mine waste rehabilitation, recycling, and renewable energy supplies.

Mr. Short is Chairman of Komodo Capital which is an Australian based, internationally focused corporate finance advisory firm which specializes in mergers and acquisitions. Komodo currently holds mandates with the Company to facilitate transactions in Australia .

Mr. Short holds a Bachelor of Physical Education and a Bachelor in Commerce from the University of Western Australia in 1979, a Graduate Diploma of Finance from Curtin University Western Australia in 1983, and is a member of the Australian Institute of Company Directors.

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Family Relationships

There are no family relationships with any of the executive officers or directors of the Company and the above referenced individual. Other than as set forth in the Agreement, there are no arrangements or understandings between the above referenced individual and any other persons pursuant to which he was selected as a director, and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Election of Directors and Officers

All of our directors will hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our Company are appointed by our Board and hold office until their death, resignation or removal from office.

Legal Proceedings

We know of no material proceedings in which any of our directors, officers, affiliates or any stockholder of more than 5% of any class of our voting securities, or any associate thereof is a party adverse or has a material interest adverse to M2i or its subsidiaries. To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934 (the “Exchange Act”) (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Code of Ethics

We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which is a “code of ethics” as defined by applicable rules of the SEC. The Code of Ethics is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002, or “SOX”, and is specifically applicable to our principal executive officer, principal financial and accounting officer and controller or persons performing similar functions. Among other matters, the Code of Ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	ethical and fair dealing with our financial institutions, suppliers, vendors, competitors, agents and employees;

●	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

●	compliance with applicable governmental laws, rules and regulations;

●	lawful and ethical conduct when dealing with public officials and government entities;

●	prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the code; and

●	accountability for adherence to the Code of Ethics.

If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our Chief Executive Officer, chief financial officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.

Director Independence

Currently, we do not have an audit, nominating, or compensation committee or committees performing similar functions. Upon listing on a U.S. national exchange, we will create an audit, nominating and compensation committee and we will adopt their requisite charters. There has not been any defined policy or procedure requirements for stockholders to submit recommendations or nomination for directors.

Our board of directors has determined that it does not have a member of its audit committee who qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

From inception to present date, we believe that the members of our audit committee and the Board have been and are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

We do not have a standing compensation or nominating committee, but our entire Board act in such capacity. We believe that our directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our directors do not believe that it is necessary to have an audit committee because we believe that the functions of an audit committee can be adequately performed by the Board. In addition, we believe that retaining additional independent directors who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

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Board Meeting Attendance

Our Board will hold at least one meeting in fiscal year 2024. During such formal meetings, all directors will be in attendance. All proceedings of the Board will be conducted either at such formal meetings and evidenced by way of minutes of such proceedings or by way of resolutions consented to in writing by all the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada Revised Statutes and our Bylaws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

It is our policy to invite directors to attend the meeting of stockholders.

Nomination Process

There has not been any defined policy or procedure requirements for shareholders to submit recommendations or nomination for directors. As of May 31, 2024, we did not effect any material changes to the procedures by which our shareholders may recommend nominees to our Board. Our Board does not have a policy with regards to the consideration of any director candidates recommended by our shareholders. Our Board has determined that it is in the best position to evaluate our Company’s requirements as well as the qualifications of each candidate when the Board considers a nominee for a position on our Board. If shareholders wish to recommend candidates directly to our Board, they may do so by sending communications to the president of our Company at the address on the cover of this registration statement.

Committees of the Board of Directors

Due to our relatively small size, we currently do not have an audit, nominating or compensation committee or committees performing similar functions. There are no policy or procedure requirements for shareholders to submit recommendations or nominations for directors.

The entire Board will annually review its size and expertise to determine if any additions are necessary to accomplish the Company’s goals. The Company will ensure it complies with national exchange listing requirements by adding independent directors when the directors deem it in the best interest of the Company.

Board Leadership Structure and Role in Risk Oversight

Our Board is currently led by Doug Cole. We have determined that the leadership structure of our board of directors is appropriate, especially given the early stage of our development and the size of our Company. Our Board provides oversight of our risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, legal, and strategic risks and mitigation strategies for such risks.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee. Doug Cole, Executive Chairman of the Board and Chief Financial Officer, in the prior fiscal year participated in deliberations of our Board concerning executive officer compensation.

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EXECUTIVE COMPENSATION

The following table sets forth all compensation received during the years ended November 30, 2022 and 2023 by our former Chief Executive Officer, Chief Financial Officer and each of the other most highly compensated executive officers whose total compensation exceeded $100,000 in such fiscal year. These officers are referred to as the “named executive officers” in this registration statement. Our executive officers dedicate 100% of their work efforts to managing and operating the business of the Company. Compensation for the executive officers of the Company will be negotiated between each executive officer and the Board taking into consideration the successful completion of the Company’s milestones and such executive officer’s contributions to such milestones and the Company’s success in general.

Summary Compensation Table

The table and discussion below present compensation information for the following executive officers, who constitute our Named Executive Officers (as defined in Item 402(m)(2) of Regulation S-K promulgated under the Securities Act:

●	Doug Cole, Executive Chairman and Chief Financial Officer;
●	Jeffrey W. Talley, Former Chief Executive Officer and Former Director effective August 30, 2024; and
●	Ioanna Kallidou, Former President.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Doug Cole, Executive Chairman and Chief Financial Officer(1)	2022	-	-	-	-	-	-
	2023	-	-	-	-	305,667	305,667

Jeffrey W. Talley, Former Chief Executive Officer and Former Director(2)	2022	-	-	-		-	-
	2023	-	-	-	-	-	-

Ioanna Kallidou, Former President(3)	2022		-	-		49,000	49,000
	2023		-	-		16,500	16,500

(1)	On December 11, 2023, Mr. Doug Cole resigned from the President and Chief Executive Officer roles of the Company, but still maintains his roles as Executive Chairman and Chief Financial Officer.
(2)	On December 11, 2023, Mr. Talley, was appointed as President and Chief Executive Officer of the Company. However, Mr. Talley has resigned as President, Chief Executive Officer and a Director as of August 30, 2024.
(3)	Consists of a $35,000 salary and $14,000 bonus.

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Agreements with Named Executive Officers

M2i and its subsidiaries entered into new agreements or amended existing agreements with its named executive officers. A summary of the compensation provided under such agreement is as follows:

1.	On December 1, 2022, Jeffrey W. Talley and U.S. Minerals & Metals Corporation entered into a consulting agreement where Mr. Talley agreed to serve as president and chief executive officer of U.S. Minerals & Metals Corporation until the agreement is terminated. Mr. Talley is entitled to a consulting payment of $41,666.67 per month. His additional bonuses are determined by the Board of Directors.

2.	On January 23, 2023, Douglas Cole and U.S. Minerals and Metals Corporation entered into a business development agreement where Mr. Cole agreed to serve as a Senior Strategic and Business Development Advisor for a term of 10 years to U.S. Minerals & Metals Corporation. For his services, Mr. Cole will receive, on January 2, 2024, and on the first business day of each year thereafter until and including the first business day of January 2033, 10,000,000 shares of the U.S. Minerals & Metals Corporation’s common stock, par value $.0001, as they may be adjusted from time to time on account of splits, consolidations, dividends and similar changes in exchange for a purchase price of $1,000.

3.	Pursuant to the Agreement and Plan of Merger, dated as of May 12, 2023, and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp., which is annexed hereto as exhibit 2.01 below, at the time of consummation of the merger, all shares of USMM were simultaneously converted into shares of M2i Global, Inc.’s common stock, and thus, any shares issued by USMM pursuant to the BDA or WSCA, as referenced above are now issued from M2i Global, Inc.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for our executive officers, except that our executive officers may receive stock options at the discretion of our board of directors.

Grants of Plan-Based Awards Table

We did not grant any awards to our named executive officers during our fiscal year ended November 30, 2023.

Compensation Plans

As of November 30, 2023, we did not have an equity compensation plan in place.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of November 30, 2023:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Doug Cole		-	-	$-	-	-	-	-	-

Jeffrey W. Talley		-	-	$-	-	-	-	-	-

Compensation of Directors

The following compensation was provided to the directors of M2i who are not also named executive officers during the fiscal year ended November 30, 2023:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation($) Total ($)
Doug Cole	-	-	-	-	-	-

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 19, 2024, regarding the beneficial ownership of our Common Stock by (i) those persons who are known to us to be the beneficial owner(s) of more than 5% of our Common Stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group and of our preferred stock. Except as otherwise indicated, the beneficial owners listed in the tables below possess the sole voting and dispositive power in regard to such shares and have an address of c/o M2i Global, Inc. 885 Tahoe Blvd. Incline Village, NV 89451. As of September 19, 2024, there were 517,167,025 shares of our Common Stock outstanding. As of September 19, 2024, there were 100,000 shares of preferred stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Common Stock subject to options, warrants, notes or other conversion privileges currently exercisable or convertible, or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, note, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.

Beneficial Ownership of Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Doug Cole, Executive Chairman and Chief Financial Officer*	0	(1)	*	%
Jeffrey W. Talley, Former President & Chief Executive Officer of M2i Global, Inc.	0	(2)	*	%
Alberto Rosende, Chief Executive Officer	0	(3)	*	%
Anthony Short, Director	0	(4)	4.834%
Lyons Capital LLC	51,818,521	(5)	9.99%
Directors, Executive Officers and 5% or more of our Common Stock as a Group (5 persons)	0		*	%

*	Represents ownership of less than 1%
(1)	This does not include 70,000,000 shares of Common Stock beneficially owned by The Cole Family Revocable Trust; and 10,000,000 shares of Common Stock beneficially owned by the Cole Family Trust of 2014 or Mr. Cole’s 100,000 shares of preferred stock. Mr. Cole does not have any control over the trust, including no voting power and no power to dispose of the shares.
(2)	This does not include 50,000,000 shares of Common Stock beneficially owned by The Talley Family Revocable Trust. Mr. Talley does not have any control over the trust, including no voting power and no power to dispose of the shares.
(3)	This does not include 18,000,000 shares of Common Stock beneficially owned by Rosende Quattro LLC of which Mr. Rosende is the managing member.
(4)	This does not include 25,000,000 shares of Common stock beneficially owned by Reforme Group Investments PTY LTD., beneficially owned by Anthony Short.
(5)	Lyons Capital LLC, beneficially owned by Jason Lyons, has a 9.99% beneficial ownership limitation.

Beneficial Ownership of Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Class
Doug Cole, Executive Chairman and Chief Financial Officer	100,000	(1)	100%
Directors and Executive Officers as a Group (1 person)	100,000		100%

(1)	Mr. Cole holds 100,000 shares of preferred stock. This does not include 70,000,000 shares of Common Stock beneficially owned by The Cole Family Revocable Trust; and 10,000,000 shares of Common Stock beneficially owned by the Cole Family Trust of 2014. Mr. Cole does not have any control over the trust, including no voting power and no power to dispose of the shares.

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RELATED PARTY TRANSACTIONS

During May 2023, the Company’s former CEO forgave liabilities totaling $146,593, which consisted of $65,500 in accrued payroll and $81,093 in outstanding loans, which are further detailed in Note 8. As a result of the forgiveness, a contribution was recorded to additional paid in capital. As of November 30, 2023, no balances due to the Company’s former CEO were outstanding.

During the year ended November 30, 2023, the Company repurchased shares from the former CEO, as detailed in Note 9.

Under the terms of a consulting agreement with the Company’s CFO, the Company is obligated to compensate the CFO $43,667 per month, consisting of $41,667 in consulting fees and a $2,000 monthly allowance. During the year ended November 30, 2023, the Company incurred $305,667 in expenses related to the consulting agreement, of which $250,352 was repaid by the Company. At November 30, 2023, $55,315 remained unpaid under the agreement.

On November 24, 2023, the Company entered into a 10 % convertible note payable agreement with proceeds totaling $250,000, net of an original issuance discount of $20,000. The note, which matures on November 24, 2024, is convertible by the holder at $0.50 per share of common stock for the first six months, then is convertible by the holder at 66% of the lowest traded price of the Company’s common stock for the ten days prior to conversion. The note contains certain default provisions which may increase the balance of the note by up to 150%.

During the year ended November 30, 2023, and 2022, the Company’s former CEO loaned the Company $8,319 and $34,380, respectively. At November 30, 2022, the loan payable to the Company’s former CEO totaled $72,774. The balance was unsecured, non-interest bearing, and did not have a maturity date. During May 2023, the loans, totaling $81,093, were forgiven as detailed in Note 7.

During the fiscal year ended November 30, 2023, the Company’s CFO loaned the Company $600,000. The loan, which bears interest at 7%, is due on demand.

During the six months ended May 31, 2024, the Company’s Executive Chairman loaned the Company $127,500. The Company repaid $86,000 during the same time period. This loan is recorded as a related party loan on the balance sheet. At the periods ending May 31, 2024 and November 30 2023, the balance due to the Executive Chairman was $641,500 and $600,000, respectively. This loan has a 7% interest rate. During the six months ended May 31, 2024, the Company recorded $11,128 interest expense. During the six months ended May 31, 2024, the Company paid $17,352 in interest to the Executive Chairman. At May 31, 2024, accrued interest payable due related to the loans from the Executive Chairman totaled $11,128.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 1,000,100,000 shares of Common Stock, par value $0.001 per share, and 100,000 shares of Series A Super-Voting Preferred stock. As of September 19, 2024, there were 517,167,025 shares of our Common Stock outstanding, and 100,000 shares of our Series A Super-Voting Preferred stock outstanding.

Common Stock

We are authorized to issue up to a total of 1,000,000,000 shares of Common Stock, par value $0.001 per share. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our Common Stock have no cumulative voting rights. Further, holders of our Common Stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock.

The holders of shares of our Common Stock entitled to cast at least a majority of the total votes entitled to be cast by the holders of all of our outstanding capital stock, present in person or by proxy, are necessary to constitute a quorum at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The vote of a majority of our stock held by shareholders present in person or represented by proxy and entitled to vote at the meeting will be sufficient to elect directors or to approve a proposal.

Preferred Stock

We are authorized to issue up to a total of 100,000 shares of Series A Super-Voting Preferred stock, par value $0.001 per share. Holders of our Series A Super-Voting Preferred stock are entitled to vote on the basis of ten-thousand (10,000) votes per share.

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Anti-Takeover Provisions of Nevada State Law

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders.

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

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Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the ability of our board of directors to alter our bylaws without obtaining shareholder approval; and

●	the requirement that a special meeting of stockholders may be called only by either (i) the Chairman; (ii) the President; (iii) Chief Executive Officer, (iv) the Board; or (v) the sole stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Pacific Stock Transfer Company, a Securitize company. The transfer agent and registrar’s address is 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119, and its telephone number is (800) 401-1957.

Stock Market Quotation

Our Common Stock is currently quoted on the OTCQB under the symbol “MTWO”.

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Indemnification of Directors and Officers

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

The expenses of directors, officers, employees or agents of the company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those previously issued to the selling stockholders. For additional information regarding the issuances of shares of Common Stock to the selling stockholders, see “Recent Developments” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock or in the footnotes to the table below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common Stock, as of September 19, 2024.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

This prospectus generally covers the resale of the sum of the number of shares of Common Stock issued to the selling stockholders pursuant to securities purchase agreements. The fourth column assumes the sale of all shares offered by the selling stockholders pursuant to this prospectus.

The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

48

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After the Offering
Carbeau LLC (Howard Schraub)	2,100,000	2,100,000	(1)	-	-
Jessica Savano	100,000	100,000	(2)	-	-
Jon Bakhshi	15,000,000	15,000,000	(3)	-	-
LGL Business Services, LLC (Juan Carlos Ferrucho)	4,000,000	4,000,000	(4)	-	-
2006 Russi Family Trust (Jack Russi)	1,500,000	1,500,000	(5)	-	-
Catherine A. Thomas Revocable Trust dated 3/8/01	250,000	250,000	(6)	-	-
Charles D. Dimick Revocable Trust dated Feb 2, 2001	1,100,000	1,100,000	(7)	-	-
Dean Gardner Trust (Dean Gardner)	500,000	500,000	(8)	-	-
Executive Real Estate, LLC (Paul D’Agnese)	600,000	600,000	(9)	-	-
Jacoby Living Trust (Michael Jacoby)	1,000,000	1,000,000	(10)	-	-
James Scheffel	500,000	500,000	(11)	-	-
Jeffrey R Halvorson	337,500	337,500	(12)	-	-
Neil Smiley	150,000	150,000	(13)	-	-
Norman Smiley	250,000	250,000	(14)	-	-
Peter Schultz	500,000	500,000	(15)	-	-
Ryan Gold	500,000	500,000	(16)	-	-
Mayer & Associates	1,800,000	1,800,000	(17)	-	-
Angel Rush (John Lukich)	1,000,000	1,000,000	(18)	-	-
Crowd Clairvoyance (Ronald Angsiy)	1,000,000	1,000,000	(19)	-	-
Jonathon Cohn	1,200,000	1,200,000	(20)
Gavriel Kahane	250,000	250,000	(21)
Danielle M Dimick 2012 Irrevocable Trust, as amended	100,000	100,000	(22)
Moneta Advisory Partners, LLC	1,000,000	1,000,000	(23)
Marc LoPresti	100,000	100,000	(24)
Just Business Management, LLC	1,000,000	1,000,000	(25)
Bradley Rotter	2,000,000	2,000,000	(26)
Geebis Consulting, LLC (Gabe Sayegh)	1,000,000	1,000,000	(27)

1.	The address for Carbeau LLC is 721 Fifth Ave, NYC NY 10022.
2.	The address for Jessica Savano is 615 N Rossmore Ave, #202, Los Angeles, CA 90004.
3.	The address for Jon Bakhshi is 10155 Collins avenue apt 509, Bal Harbour Florida 33154.
4.	The address for LGL Business Services, LLC (Juan Carlos Ferrucho) is 1825 Ponce de Leon Blvd.,Suite 234 Coral Gables, Florida 33134.
5.	The address for 2006 Russi Family Trust (Jack Russi) is 35 Grove Creek Ct., Lafayette, Ca. 94549.
6.	The address for Catherine A. Thomas Revocable Trust dated 3/08/2001 is P.O. Box 3656, Incline village Nevada 89450.
7.	The address for Charles D. Dimick Revocable Trust dated 02/02/2001 is P.O. Box 3656, Incline village Nevada 89450.
8.	The address for Dean Garnder Trust (Dean Gardner) is 62 Alcatra, Tiburon, CA 94920.
9.	The address for Executive Real Estate, LLC (Paul D’Agnese) is P.O. Box 92320, Norcross GA 30010.
10.	The address for Jacoby Living Trust (Michael Jacoby) is 725 Rockingham Drive, Irving, TX 75063.
11. 12.	The address for James Scheffel is 651 S. Obenchain Rd., Eagle Point, OR 97524. The address for Jeffrey R. Halvorson is 1181 North 2875 West, Layton, UT. 84041.
13.	The address for Neil Smiley is 500 E Las Olas Blvd. Unit 4002, Fort Lauderdale, FL 33301.
14.	The address for Norman Smiley is 101 E Camino Real, Unit TS-13, Boca Raton, FL 33432.
15.	The address for Peter Schultz is 375 East Nevada Street, Ashland, OR 97520.
16.	The address for Ryan Gold is 1424 Winston Drive, McKinney, TX 75072.
17.	The address for Mayer & Associates is 1395 East 34th Street Brooklyn, NY 11210 USA.
18.	The address for Angel Rush (John Lukich) is 171 Main Street, Suite 245, Los Altos, CA 94022.
19.	The address for Crowd Clairvoyance (Ronald Angsiy) is 1801 South Woods Court, La Habra, CA 90631.
20.	The address for Jonathon Cohn is 5890 Broadway Terrace, Oakland, CA 94618.
21.	The address for Gavriel Kahane is 50 Riverside Blvd, 3L, New York, NY 10069.
22.	The address for Danielle M Dimick 2012 Irrevocable Trust, as amended is PO Box 3656, Incline Village Nevada 89450.
23.	The address for Moneta Advisory Partners, LLC is 235 West Van Buren, Chicago, IL 60607.
24.	The address for Marc Lopresti 235 West Van Buren Street, Suite 4512, Chicago, IL 60607.
25.	The address for Just Business Management, LLC 1930 Village Center Circle, #3-2127, Las Vegas, Nevada 89134.
26.	The address for Bradley Rotter is 18009 Heard Loop, Austin, TX 78738.
27.	The address of Geebis Consulting, LLC (Gabe Sayegh) is 812 Avenue N, Brooklyn, NY 11230

49

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other U.S. stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer a principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an option, exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

50

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

51

LEGAL MATTERS

The validity of the Common Stock being offered by this prospectus has been passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of M2i Global, Inc., and its subsidiaries as of and for the years ended November 30, 2023, and 2022 included in this prospectus have been so included in reliance upon the reports of Turner, Stone & Company, L.L.P, and Pinnacle Accountancy Group of Utah (a dba of Heaton & Company, PLLC), independent registered public accountants, upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. We file reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains our filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this prospectus is correct as of its date. It may not continue to be correct after this date.

52

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of May 31, 2024 (Unaudited) and November 30, 2023	F-13

Condensed Consolidated Statements of Operations for the Three Months Ended May 31, 2024 and February 28, 2023 (Unaudited)	F-14

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Three Months Ended May 31, 2024 and February 28, 2023 (Unaudited)	F-15

Condensed Consolidated Statements of Cash Flows for the Three Months Ended May 31, 2024 and February 28, 2023 (Unaudited)	F-16

Notes to Unaudited Condensed Consolidated Financial Statements	F-17

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

M2i Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of M2i Global, Inc.(formerly Inky, Inc.) (the “Company”) as of November 30, 2023, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the year in the period ended November 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2023, and the results of its operations and its cash flows for the year in the period ended November 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has limited revenues and incurred recurring losses that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Turner, Stone & Company, L.L.P.

We have served as the Company’s auditor since 2024.

Dallas, Texas

April 16, 2024

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

M2i Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of M2i Global, Inc. (the Company) as of November 30, 2022, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has suffered losses and has minimal operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2019.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

March 14, 2023

F-3

M2i GLOBAL, INC.

(formerly Inky, Inc.)

CONSOLIDATED BALANCE SHEETS

	At November 30,
	2023	2022

Assets

Current assets
Cash	$48,197	$114
Prepaid expenses and other assets	-	13,767
Total current assets	48,197	13,881

Other assets
Intangible assets, net	-	111,970
Total other assets	-	111,970

Total assets	$48,197	$125,851

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Accounts payable and accrued expenses	$237,143	$476
Accrued payroll - related party	-	49,000
Convertible note payable, net of discount	250,000	-
Related party loan	600,000	72,774
Total current liabilities	1,087,143	122,250

Total liabilities	1,087,143	122,250

Commitments and contingencies

Stockholders’ equity (deficit)
Preferred stock $.001 par value; authorized 100,000 shares with 100,000 and -0- issued and outstanding at November 30, 2023 and 2022, respectively	100	-
Common stock $0.001 par value; authorized 1,000,000,000 shares with 514,333,691 and 7,105,357 shares issued and outstanding at November 30, 2023 and 2022, respectively	514,334	7,105
Treasury Stock	(435,000)	-
Additional paid-in capital	995,541	120,255
Accumulated deficit	(2,113,921)	(123,759)

Total stockholders’ equity (deficit)	(1,038,946)	3,601

Total liabilities and stockholders’ equity (deficit)	$48,197	$125,851

The accompanying notes are an integral part of these consolidated financial statements

F-4

M2i GLOBAL, INC.

(formerly Inky, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended November 30,
	2023	2022

Revenues	$3,400	$1,000

Operating expenses
General and administrative	280,676	67,442
Legal and professional	1,586,705	-
Amortization	20,503	-
Impairment	94,952	-
Total operating expenses	1,982,836	67,442

Loss from operations	(1,979,436)	(66,442)

Other expense
Interest expense	10,726	-
Total other expense	10,726	-

Net loss	$(1,990,162)	$(66,442)

Loss per share	$(0.01)	$(0.01)

Weighted average shares outstanding – basic	280,869,691	5,097,539

The accompanying notes are an integral part of these consolidated financial statements

F-5

M2i GLOBAL, INC.

(formerly Inky, Inc.)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Preferred Stock		Common Stock			Additional
	Shares	Amount	Shares	Amount	Treasury Stock	Paid in Capital	Accumulated Deficit	Total

Balances, November 30, 2021	-	$-	5,092,023	$5,092	$-	$31,668	$(57,317)	$(20,557)

Issuance of common stock for intangible assets	-	-	2,013,334	2,013	-	88,587	-	90,600

Net loss	-	-	-	-	-	-	(66,442)	(66,442)

Balances, November 30, 2022	-	$-	7,105,357	$7,105	$-	$120,255	$(123,759)	$3,601

Issuance of shares for cash	100,000	100	507,228,334	507,229	-	728,148	-	1,235,477

Purchase of treasury shares	-	-	-	-	(435,000)	-	-	(435,000)

Contribution from settlement of related party liabilities	-	-	-	-	-	146,593	-	146,593

Cash received for shares to be issued	-	-	-	-	-	545	-	545

Net loss	-	-	-	-	-	-	(1,990,162)	(1,990,162)

Balances, November 30, 2023	100,000	$100	514,333,691	$514,334	$(435,000)	$995,541	$(2,113,921)	$(1,038,946)

The accompanying notes are an integral part of these consolidated financial statements

F-6

M2i GLOBAL, INC.

(formerly Inky, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended November 30,
	2023	2022

Operating activities
Net loss	$(1,990,162)	$(66,442)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	20,503	-
Impairment of intangible asset	94,952	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	13,767	5,575
Accounts payable and accrued expenses	233,182	(1,143)
Accrued payroll - related party	16,500	49,000
Net cash used in operating activities	(1,611,258)	(13,010)

Investing activities
Purchase of intangible assets	-	(21,370)
Net cash used in investing activities	-	(21,370)

Financing activities
Issuance of shares for cash	1,235,477	-
Cash received for shares to be issued	545	-
Purchase of treasury shares	(435,000)	-
Proceeds from issuance of convertible notes payable	250,000	-
Proceeds from related party loan	608,319	34,380
Net cash provided by financing activities	1,659,341	34,380

Net increase (decrease) in cash	$48,083	$-
Cash - beginning of the year	114	114
Cash - end of the year	$48,197	$114

Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental schedule of non-cash investing and financing activities
Contribution from settlement of related party liabilities	$146,593	$-
Original issuance discount on convertible note	$20,000	$-
Common stock issued for intangible assets	$-	$90,600

The accompanying notes are an integral part of these consolidated financial statements

F-7

M2i GLOBAL, INC

(formerly Inky, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations

The Company was incorporated in the State of Nevada on June 12, 2018. On June 7, 2023, the Company (“M2i Global, Inc.”) (formerly known as “Inky, Inc.”) filed with the Secretary of State of Nevada an Amendment to the Certificate of Incorporation to change its corporate name from “Inky, Inc.”, to “M2i Global, Inc.”, effective June 7, 2023.

The Company was formerly engaged in developing mobile software applications for smartphones and table devices. During May 2023, the Company became the sole shareholder of U.S. Minerals and Metals Corp., a Nevada corporation (“USMM”) through the issuance of preferred and common shares for cash (Note 9). Concurrently, the Company shifted its operations to specialization in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners. The Company’s vision is to develop and execute a complete global value supply chain for critical minerals for the United States government and certain trading partners of the United States. To implement this vision, the Company intends to operate four key business units as set forth below:

●	M2i Minerals and Metals: a business engaged in sourcing, extraction, processing, transporting and selling primary minerals and metals;
●	M2i Recycling: a business engaged in the collection, processing, transporting and selling of scrap, recycled and reused metals; and
●	M2i Government and Policy: a business engaged in aligning USMM’s business with U.S. policy to facilitate participation in U.S. government programs such as the creation and management of a Strategic Minerals Reserve as an enhancement of the U.S. government’s National Defense Stockpile.

Note 2 - Going Concern

The accompanying audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company had limited revenues and incurred losses during the fiscal years ended November 30, 2023 and November 30, 2022. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company may be dependent, for the near future, on additional investment capital to fund operating expenses. It is anticipated that revenues will be forthcoming within the third or fourth quarters of the current fiscal year. There are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The accompanying financial statements include the accounts of the Company, including its wholly owned subsidiary, USMM. Intercompany accounts and transactions have been eliminated in consolidation.

Segment Reporting

The Company operates as a single segment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC provides coverage of up to $250,000 per depositor, per financial institution, for the aggregate total of depositors’ interest and non-interest-bearing accounts. The Company’s cash balances may exceed FDIC limits. The Company has not experienced any losses on these accounts and management does not believe that the Company is exposed to any significant risks.

F-8

Intangible Assets

Intangible assets are amortized over their estimated useful lives. Each period, the Company evaluates the estimated remaining useful life of its intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization. Management tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Impairment of Long-Lived Assets

The Company evaluates intangible assets and other long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This includes but is not limited to significant adverse changes in business climate, market conditions or other events that indicate an asset’s carrying amount may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future cash flows the asset is expected to generate. If the cash flows used in the test for recoverability are less than the carrying amount of these assets, the carrying amount of such assets is reduced to fair value.

Revenue Recognition

Previously, the Company recognized revenues from a subscription-based service that provided users with access to AI generated tattoo ideas. The subscriptions raged from 14 to 30 days and revenue was recognized under a software as a service (SaaS) model. Revenues were recognized over the subscription period with cash received but not earned recorded as deferred revenue.

As stated in Note 1, the Company has shifted its focus and is currently pre-revenue. The Company will recognize revenues in accordance with ASC 606.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, receivables, payables, and debt and are accounted for under the provisions of ASC 825. The carrying amount of these financial instruments, with the exception of discounted debt, as reflected in the accompanying consolidated balance sheets approximates fair value.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when management assesses that it is probable that a liability has been incurred and the amount can be reasonably estimated.

Income Taxes

In accordance with ASC 740, the Company provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes. If the Company has interest or penalties associated with insufficient taxes paid, such expenses are reported in income tax expense.

Debt Issuance Costs

The Company accounts for debt issuance costs in accordance with ASU 2015-03. This guidance requires direct and incremental costs associated with the issuance of debt instruments such as legal fees, printing costs and underwriters’ fees, among others, paid to parties other than creditors, are reported and presented as a reduction of debt on the consolidated balance sheets.

Convertible Debt

In accordance with ASC 470 the Company records its convertible notes at the aggregate principal amount, less discount. The discount is amortized over the life of the underlying convertible note. The Company reviews convertible debt for potential bifurcation. At November 30, 2023 and 2022, and for the years then ended, there were no instruments which required bifurcation.

F-9

Basic and Diluted Loss Per Share

ASC 260 requires a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share (“EPS”) computations.

Basic earnings (loss) per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

The Company had no additional dilutive securities outstanding at November 30, 2023 or November 30, 2022.

Treasury Stock

Treasury stock, representing shares of the Company’s common stock that have been reacquired after having been issued, are recorded at cost. Treasury stock are considered issued and outstanding for basic and diluted earnings (loss) per share computations.

Related Party

The Company records all related party transactions in accordance with ASC 850-10.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2023-09 (“ASU 2023-09”), Income Taxes, which enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In November 2023, the FASB issued Accounting Standards Update 2023-07 (“ASU 2023-07”), Segment Reporting, which improves reportable segment disclosure requirements. ASU 2023-07 primarily enhances disclosures about significant segment expenses by requiring that a public entity disclose significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss. This ASU also (i) requires that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment, and a description of its composition; (ii) requires that all annual disclosures are provided in the interim periods; (iii) clarifies that if the CODM uses more than one measure of profitability in assessing segment performance and deciding how to allocate resources, that one or more of those measures may be reported; (iv) requires disclosure of the title and position of the CODM and a description of how the reported measures are used by the CODM in assessing segment performance and in deciding how to allocate resources; (v) requires that an entity with a single segment provide all new required disclosures. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 and requires retrospective application. Early adoption is permitted. The amendments under ASU 2023-07 relate to financial disclosures and its adoption will not have an impact on the Company’s results of operations, financial position or cash flows. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

Subsequent Events

The Company has evaluated all transactions through the date the financial statements were issued for subsequent event disclosure or adjustment consideration.

Note 4 - Commitments and Contingencies

From time to time, the Company may be involved in litigation in the ordinary course of business. The Company is not currently involved in any litigation that the Company believes could have a material adverse effect on its financial condition or results of operations.

Note 5 - Impairment of Intangible Assets

During the fiscal year ended November 30, 2023, as a result in the shift in the Company’s operations, as described in Note 1, the Company determined its intangible assets were impaired resulting in an impairment expense totaling $94,952.

F-10

Note 6 - Income Taxes

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts are calculated for income tax purposes. The provision (benefit) for income taxes for the years ended November 30, 2023, and 2022, assumes a statutory 21%, effective tax rate for federal income taxes.

	2023	2022
Federal tax statutory rate	21%	21%
Temporary differences	0%	0%
Permanent differences	0%	0%
Valuation Allowance	-21%	-21%
	0%	0%

The Company had deferred income tax assets as of November 30, 2023, and 2022, as follows:

	2023	2022
Deferred Tax Assets
Net operating loss carryforwards	$444,000	$26,000
Temporary differences	-	-
Permanent differences	(1,000)	-
Valuation allowance	(443,000)	(26,000)
Net deferred tax assets	$-	$-

The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of the deferred tax assets. The Company has established a valuation allowance against the net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, the Company has not reflected any benefit of such deferred tax assets in the accompanying financial statements. The Company’s net deferred tax asset and valuation allowance increased by $417,000 and $14,000 in the fiscal years ended November 30, 2023, and 2022, respectively.

At November 30, 2023, the Company had approximately $2,108,000 in federal net operating loss carryforwards, substantially all of which are allowed to be carried forward indefinitely and are to be limited to 80% of the taxable income. Pursuant to Internal Revenue Code Section 382, the future utilization of the Company’s net operating loss carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future.

As of November 30, 2023, the Company had no uncertain tax positions, or interest and penalties, that qualify for either recognition or disclosure in the financial statements. The company is subject to U.S. federal, state, and local income tax examinations by tax authorities. The tax return for the fiscal year ended November 30, 2023, has not yet been filed.

F-11

Note 7 - Related Party Transactions

During May 2023, the Company’s former CEO forgave liabilities totaling $146,593, which consisted of $65,500 in accrued payroll and $81,093 in outstanding loans, which are further detailed in Note 8. As a result of the forgiveness, a contribution was recorded to additional paid in capital. As of November 30, 2023, no balances due to the Company’s former CEO were outstanding.

During the year ended November 30, 2023, the Company repurchased shares from the former CEO, as detailed in Note 9.

Under the terms of a consulting agreement with the Company’s CFO, the Company is obligated to compensate the CFO $43,667 per month, consisting of $41,667 in consulting fees and a $2,000 monthly allowance. During the year ended November 30, 2023, the Company incurred $305,667 in expenses related to the consulting agreement, of which $250,352 was repaid by the Company. At November 30, 2023, $55,315 remained unpaid under the agreement.

The Company has a note payable agreement with the CFO, as further detailed in Note 8.

Note 8 - Debt

Convertible Note Payable

On November 24, 2023, the Company entered into a 10 % convertible note payable agreement with proceeds totaling $250,000, net of an original issuance discount of $20,000. The note, which matures on November 24, 2024, is convertible by the holder at $0.50 per share of common stock for the first six months, then is convertible by the holder at 66% of the lowest traded price of the Company’s common stock for the ten days prior to conversion. The note contains certain default provisions which may increase the balance of the note by up to 150%.

Notes Payable

During the year ended November 30, 2023 and 2022, the Company’s former CEO loaned the Company $8,319 and $34,380, respectively. At November 30, 2022, the loan payable to the Company’s former CEO totaled $72,774. The balance was unsecured, non-interest bearing, and did not have a maturity date. During May 2023, the loans, totaling $81,093, were forgiven as detailed in Note 7.

During the fiscal year ended November 30, 2023, the Company’s CFO loaned the Company $600,000. The loan, which bears interest at 7%, is due on demand.

Note 9 - Stockholders’ Equity (Deficit)

During the fiscal year ended November 30, 2022, and through May 15, 2023, the Company was authorized to issue 75,000,000 shares of common stock with a par value of $0.001.

On May 16, 2023, the Company filed an amendment to the Articles of Incorporation with the State of Nevada to increase the total number of shares authorized to 1,000,100,000, consisting of 1,000,000,000 shares of common stock with a par value of $0.001 and 100,000 shares of Series A Super-Voting Preferred stock with a par value of $0.001. The Series A Super-Voting Preferred stock vote on the basis of 10,000 votes per share. The common stock vote on the basis of 1 vote per share.

Shares Issued for Intangible Assets

During the year ended November 30, 2022, the Company issued 2,013,334 shares of common stock valued at $90,600 for intangible assets.

Shares Issued for Cash

During the year ended November 30, 2023, the Company exchanged 100,000 shares of Series A Super-Voting Preferred stock and 581,228,334 shares of common stock for proceeds totaling $1,235,477 and all outstanding shares of USMM common stock, out of which 74,000,000 shares of common stock had not been issued at November 30, 2023 by the Company.

As a result of the transaction, USMM became a wholly owned subsidiary of the Company (Note 1). Prior to the merger, USMM had no operations and at the time of the share exchange USMM had no assets or liabilities, other than cash. Accordingly, the transaction was accounted for as an asset acquisition.

Stock Repurchase

During the year ended November 30, 2023, the Company purchased 6,013,334 shares of common stock from the Company’s former CEO for $435,000. This transaction was recorded as Treasury Stock. As of November 30, 2023, the shares have not been retired.

Note 10 - Subsequent Events

Subsequent to November 30, 2023, the Company received $602,320 for the purchase of 24,800,000 shares of common stock.

Subsequent to November 30, 2023, the Company paid $5,000 to a shareholder to repurchase 50,000,000 shares of common stock.

F-12

M2i GLOBAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	May 31, 2024	November 30, 2023
	unaudited	audited

Assets

Current assets
Cash	$72,508	$48,197
Prepaids and other current assets	55,362	-
Total current assets	127,870	48,197

TOTAL ASSETS	$127,870	$48,197

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Accounts payable and accrued expenses	$1,535,592	$237,143
Convertible note, net of discount	260,000	250,000
Note Payable	36,609	$-
Related party loan	641,500	600,000
Total current liabilities	2,473,701	1,087,143

Total Liabilities	2,473,701	1,087,143

Stockholders’ equity (deficit)
Preferred stock, authorized 100,000 shares, $.001 par value, 100,000 and 0 shares issued and outstanding, respectively	100	100
Common stock, authorized 1,000,000,000 shares, $.001 par value, 502,233,691 and 514,333,691 shares issued and outstanding at May 31, 2024 ended November 30, 2023, respectively	502,234	514,334
Treasury stock	(435,000)	(435,000)
Additional paid in capital	1,774,446	995,541
Accumulated earnings (deficit)	(4,187,611)	(2,113,921)
Total stockholders’ (deficit) equity	(2,345,831)	(1,038,946)

Total liabilities and stockholders’ equity	$127,870	$48,197

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-13

M2i GLOBAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	May 31, 2024	May 31, 2023	May 31, 2024	May 31, 2023
		.		.
Revenue	$-	$-	$-	$3,400

Operating expenses
General and administrative	495,929	444,188	609,404	475,579
Legal and professional	852,883	-	1,414,593	-
Impairment of assets	-	94,952	-	94,952
Total operating expenses	1,348,812	539,140	2,023,997	570,531

Loss from operations	(1,348,812)	(539,140)	(2,023,997)	(567,131)

Other expense
Interest expense	25,778	-	49,693	-
Total other expense	25,778	-	49,693	-

Net Loss	$(1,374,590)	$(539,140)	$(2,073,690)	$(567,131)

Loss per share	$(0.00)	$(0.01)	$(0.00)	$(0.01)

Weighted average shares outstanding - basic	524,220,648	89,805,629	519,030,959	48,909,890

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements

F-14

M2i GLOBAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Three and Six Months Ended May 31, 2024 and May 31, 2023

(Unaudited)

						Additional		Total Stockholders’
	Preferred Shares		Common Shares		Treasury	Paid in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Stock	Capital	Deficit	(Deficit)

Balance at November 30, 2023	100,000	$100	514,333,691	$514,334	$(435,000)	$995,541	$(2,113,921)	$(1,038,946)

Shares purchased from shareholder	-	-	(50,000,000)	(50,000)	-	45,000	-	(5,000)

Cash received for shares to be issued	-	-	-	-	-	551,450	-	551,450

Net loss	-	-	-	-	-	-	(699,100)	(699,100)

Balance at February 29, 2024	100,000	$100	464,333,691	$464,334	$(435,000)	$1,591,991	$(2,813,021)	$(1,191,596)

Shares issued for cash	-	-	37,900,000	37,900	-	133,585	-	171,485

Shares to be purchased from shareholders	-	-	-	-	-	(1,150)	-	(1,150)

Cash received for shares to be issued	-	-	-	-	-	50,020	-	50,020

Net loss	-	-	-	-	-	-	(1,374,590)	(1,374,590)

Balance at May 31, 2024	100,000	$100	502,233,691	$502,234	$(435,000)	$1,774,446	$(4,187,611)	$(2,345,831)

Balance at November 30, 2022	-	$-	7,105,357	$7,105	$-	$120,255	$(123,759)	$3,601

Net loss	-	-	-	-	-	-	(27,991)	(27,991)

Balance at February 28, 2023	-	$-	7,105,357	$7,105	$-	$120,255	$(151,750)	$(24,390)

Shares issued for cash	100,000	100	507,228,334	507,229	-	470,499	-	977,828

Purchase of treasury shares	-	-	-	-	(435,000)	-	-	(435,000)

Contribution from settlement of related party liabilities	-	-	-	-	-	146,593	-	146,593

Net loss	-	-	-	-	-	-	(539,140)	(539,140)

Balance at May 31, 2023	100,000	$100	514,333,691	$514,334	$(435,000)	$737,347	$(690,890)	$125,891

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-15

M2i GLOBAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	May 31, 2024	May 31, 2023

Cash flows from operating activities
Net loss	$(2,073,690)	$(567,131)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of note discount	10,000	-
Amortization	-	20,503
Impairment of assets	-	95,066
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(18,753)	13,767
Accounts payable and accrued expenses	1,298,449	186,578
Accrued payroll - related party	-	16,500

Net cash used in operating activities	(783,994)	(234,717)

Cash flows from financing activities
Cash received for shares issued	722,935	977,828
Cash received for shares to be issued	50,020	-
Treasury repurchase	-	(435,000)
Payment for cancelled shares	(6,150)	-
Proceeds from related party loan	127,500	-
Payments on related party loan	(86,000)	-

Net cash provided by financing activities	808,305	542,828

Net increase (decrease) in cash	$24,312	$308,111
Cash, beginning of period	48,197	114

Cash, end of period	$72,508	$308,225

Cash paid for income taxes	$-	$-
Cash paid for interest	$17,352	$-

Supplemental schedule for non-cash investing and financing activities
Contribution from settlement of related party liabilities	$-	$146,593
Original issue discount on convertible note	$20,000	$-

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements

F-16

M2i GLOBAL, INC

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations

The Company was incorporated in the State of Nevada on June 12, 2018. On June 7, 2023, the Company (“M2i Global, Inc.”) (formerly known as “Inky Inc.”) filed with the Secretary of State of Nevada an Amendment to the Certificate of Incorporation to change its corporate name from “Inky, Inc.”, to “M2i Global, Inc.”, effective June 7, 2023.

The Company was formerly engaged in developing mobile software applications for smartphones and table devices. During May 2023, the Company became the sole shareholder of U.S. Minerals and Metals Corp., a Nevada corporation (“USMM”) through the issuance of preferred and common shares for cash. Concurrently, the Company shifted its operations to specialization in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners. The Company’s vision is to develop and execute a complete global value supply chain for critical minerals for the United States government and certain trading partners of the United States. To implement this vision, the Company intends to operate three key business divisions as set forth below:

●	M2i Mining, Processing & Refining: a business engaged in sourcing, extraction, processing, refining, transporting and selling primary minerals and metals;
●	M2i Scrap & Recycling: a business engaged in the collection, processing, transporting and selling of scrap, recycled and reused metals; and
●	M2i Government and Defense Industrial Base: a business engaged in aligning with U.S. policy to facilitate participation in U.S. government programs such as the creation and management of a Strategic Minerals Reserve as an enhancement of the U.S. government’s National Defense Stockpile.

Note 2 - Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company had limited revenues and incurred losses during the six months ended May 31, 2024 and year ended November 30, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company may be dependent, for the near future, on additional investment capital to fund operating expenses. It is anticipated that revenues will be forthcoming within the third or fourth quarters of the current fiscal year. There are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the interim reporting rules of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP, have been condensed or omitted from these statements pursuant to such rules and regulation and, accordingly, they do not include all the information and notes necessary for comprehensive financial statements and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s latest Annual Report filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments (unless otherwise indicated), necessary for a fair presentation of the financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

F-17

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, including its wholly owned subsidiary, USM&M. Intercompany accounts and transactions have been eliminated in consolidation.

Segment Reporting

The Company operates as a single segment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC provides coverage of up to $250,000 per depositor, per financial institution, for the aggregate total of depositors’ interest and non-interest-bearing accounts.

Impairment Assessment

The Company evaluates intangible assets and other long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This includes but is not limited to significant adverse changes in business climate, market conditions or other events that indicate an asset’s carrying amount may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future cash flows the asset is expected to generate. If the cash flows used in the test for recoverability are less than the carrying amount of these assets, the carrying amount of such assets is reduced to fair value.

Income Taxes

In accordance with FASB ASC Topic 740, “Income Taxes,” the Company provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes. If the Company has interest or penalties associated with insufficient taxes paid, such expenses are reported in income tax expense.

F-18

Debt Issuance Costs

The Company accounts for debt issuance costs in accordance with ASU 2015-03. This guidance requires direct and incremental costs associated with the issuance of debt instruments such as legal fees, printing costs and underwriters’ fees, among others, paid to parties other than creditors, are reported and presented as a reduction of debt on the consolidated balance sheets.

Debt issuance costs and premiums or discounts are amortized over the term of the respective financing arrangement using the effective interest method. Amortization of these amounts is included as a component of interest expense net, in the consolidated statements of operations.

Convertible Debt

In accordance with ASC 470 the Company records its convertible notes at the aggregate principal amount, less discount. We will be amortizing the debt discount over the life of the convertible notes as additional non-cash expense utilizing the effective interest rate.

Basic and Diluted Loss Per Share

Basic earnings (loss) per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

The Company had no additional dilutive securities outstanding at May 31, 2024 or May 31, 2023.

Treasury Stock Policy

Treasury stock transactions shall be deemed to be those transactions carried out by the Company which involve shares of the Company that grant the right to acquire shares of the Company.

Related Party

The Company records all related party transactions in accordance with ASC 850-10.

Recently Issued Accounting Standards

During the six months ended May 31, 2024, there were several new accounting pronouncements issued by the FASB. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s condensed consolidated financial statements.

Revenue Recognition

Previously, the Company recognized revenues from a subscription-based service that provided users with access to AI generated tattoo ideas. The subscriptions raged from 14 to 30 days and revenue was recognized under a software as a service (SaaS) model. Revenues were recognized over the subscription period with cash received but not earned recorded as deferred revenue.

As stated in Note 1, the Company has shifted its focus and is currently pre-revenue. The Company will recognize revenues in accordance with ASC 606.

F-19

Note 4 - Commitments and Contingencies

From time to time, the Company may be involved in litigation in the ordinary course of business. The Company is not currently involved in any litigation that the Company believes could have a material adverse effect on its financial condition or results of operations.

Note 5 - Equity Transactions

During the six months ended May 31, 2024, the Company repurchased 50,000,000 shares of common stock owned by a shareholder for $5,000. These shares are being held in Treasury until cancelled.

During the six months ended May 31, 2024, the Company issued 37,900,000 shares of common stock for cash received of $722,935.

During the six months ended May 31, 2024, the Company received $50,020 cash for the issuance of 700,000 shares of common stock. These shares have not been issued.

During the six months ended May 31, 2024, the Company terminated two consultants which resulted in the need to cancel 11,500,000 shares pursuant to each of their consulting agreements. These shares have not yet been cancelled. When the shares are cancelled, the Company will pay the former consultants $1,150.

Note 6 - Related Party Transactions

During the six months ended May 31, 2024, the Company’s Executive Chairman loaned the Company $127,500. The Company repaid $86,000 during the same time period. This loan is recorded as a related party loan on the balance sheet. At the periods ending May 31, 2024 and November 30 2023, the balance due to the Executive Chairman was $641,500 and $600,000, respectively. This loan has a 7% interest rate. During the six months ended May 31, 2024, the Company recorded $11,128 interest expense. During the six months ended May 31, 2024, the Company paid $17,352 in interest to the Executive Chairman. At May 31, 2024, accrued interest payable due related to the loans from the Executive Chairman totaled $11,128.

Note 7 - Note Payable

During the six months ended May 31, 2024, the Company entered into a financing agreement for payment of D&O insurance. The total note was $104,160 for 10 months. During the six months ended May 31, 2024, the Company paid the downpayment of $26,227 and six monthly payments of $8,265 each. The note has an interest rate of 12.99%.

At May 31, 2024, the remaining balance on the loan is $36,609.

Note 8 - Convertible Notes Payable

In November 2023, the Company executed a series of 10% Convertible Notes payable to an institutional investor in the aggregate principal amount of $1,080,000. The maturity date is November 30, 2024. Each of the four notes being in the amount of $270,000 and containing an original issue discount of $20,000 and legal fees of $10,000. On November 28, 2023, the Company received the first tranche amounting to $270,000 less $20,000 OID and $10,000 legal fees with a net receipt of $240,000. At the periods ended May 31, 2024 and November 30, 2023, the net balance of the Convertible Note payable was $260,000 and $250,000, respectively. During the six months ended May 31, 2024, the Company recorded $13,500 interest expense and $10,000 OID amortization which was recorded as interest expense.

Note 9 - Subsequent Events

Subsequent to May 31, 2024, the Company has received $681,780 for the purchase of 12,112,500 shares of common stock.

Subsequent to May 31, 2024, the Company, on June 26, 2024, appointed Mr. Douglas MacLellan, a seasoned international business executive, to the Board of Directors. He will be an independent director and will chair the Audit and Compensation Committees.

F-20

38,837,500 SHARES OF COMMON STOCK

PROSPECTUS

[*], 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a statement of approximate expenses to be incurred by M2i Global, Inc. in connection with the distribution of the securities registered under this registration statement. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$594.60
Legal fees and expenses	$35,000.00
Accountant’s fees and expenses	$1,000.00
Miscellaneous	$2,000.00
Total	$38,594.60

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits, or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our articles, we may indemnify each of our present and future directors, officers, employees, or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees, or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the period ended May 31, 2023, we sold 100,000 shares of Series A Super Voting Preferred Stock and 506,961,668 shares of Common Stock for proceeds totaling $1,265,476, $977,828 of which had been received as of May 31, 2023. Each of the purchasers represented to the Company that such purchaser is an “accredited investor” for purposes of Rule 501 of Regulation D.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

The exhibits filed and furnished with this registration statement are set forth on the “Exhibit Index” set forth elsewhere herein.

(b) Financial Statement Schedules.

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

(II)	The undersigned Registrant hereby undertakes: (A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 4th day of October, 2024.

M2i GLOBAL, INC.

By:	/s/ Doug Cole
Name:	Doug Cole
Title:	Executive Chairman, Chief Financial Officer, Principal Accounting Officer, Director (Principal Financial Officer)

By:	/s/ Alberto Rosende
Name:	Alberto Rosende
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Doug MacLellan
Name:	Doug MacLellan
Title:	Director

By:	/s/ Anthony Short
Name:	Anthony Short
Title:	Director

POWERS OF ATTORNEY

Each of the undersigned officers and directors of M2i Global, Inc., a Nevada corporation, hereby constitutes and appoints Doug Cole and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Doug Cole	Executive Chairman, Chief Financial Officer, Principal Accounting Officer, Director (Principal Financial Officer)	October 4, 2024
Doug Cole

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EXHIBIT INDEX

Exhibit Number	Description
2.01**	Agreement and Plan of Merger, dated as of May 12, 2023 and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp.
3.1**	Articles of Incorporation
3.2**	Certificate of Amendment to the Certificate of Incorporation of Inky Inc. dated May 8, 2023
3.3**	Articles of Merger dated as of May 18, 2023
3.4**	Certificate of Amendment to Articles of Incorporation dated June 8, 2023- Name Change
3.5**	Certificate of Designation of Series A Super-Voting Preferred Stock
3.6**	Bylaws
5.1	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 23.1)
10.1**	Consulting Agreement with Jeffrey Talley
10.2**	Business Development Agreement with Lyons Capital LLC dated February 23, 2023
10.3**	Wall Street Conference Business Development Agreement with Lyons Capital LLC dated February 23, 2023
10.4**	Business Development Agreement with Doug Cole dated January 23, 2023
14.1**	Code of Business Conduct and Ethics
21.1**	List of Subsidiaries
23.1	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
23.2	Consent of Pinnacle Accountancy Group of Utah (dba of Heaton & Company, PLLC)
23.3	Consent of Turner, Stone & Company, L.L.P
24.1**	Power of Attorney (Included in the signature page hereto)
107	Filing Fee Table

** Previously filed

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